Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 18, 2005

among

STERLING FINANCIAL CORPORATION

as Borrower,

and

BANK OF SCOTLAND,

as Lender, Administrative Agent and Collateral Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

Section 1.01	Definitions
(a)	Terms Generally
(b)	Accounting Terms
(c)	Other Terms

ARTICLE II

Commitments

Section 2.01	Loan and Borrowing Procedure
Section 2.02	Termination and Reduction of Commitments
Section 2.03	Repayment
Section 2.04	Prepayment

ARTICLE III

Interest and Fees

Section 3.01	Interest on Loan
Section 3.02	Reserves
Section 3.03	Day Counts
Section 3.04	Maximum Interest Rate
Section 3.05	Fees
(a)	The Commitment Fee
(b)	The Facility Fee

ARTICLE IV

Disbursement and Payment

Section 4.01	Method and Time of Payments
Section 4.02	Compensation for Losses
Section 4.03	Withholding and Additional Costs
(a)	Withholding
(b)	Additional Costs
(c)	Lending Office Designations
(d)	Certificate, Etc.
Section 4.04	Expenses; Indemnity
Section 4.05	Survival

i

ARTICLE V

Representations and Warranties

Section 5.01	Representations and Warranties
(a)	Corporate Organization and Power
(b)	Subsidiaries
(c)	Corporate Authority
(d)	Authorizations
(e)	Binding Obligation
(f)	Litigation; Labor Controversies
(g)	Financial Condition
(h)	Taxes
(i)	Margin Regulations; Margin Stock
(j)	Compliance with ERISA
(k)	Not an Investment Company
(l)	Properties
(m)	Compliance with Laws and Charter Documents
(n)	Environmental Protection
(o)	Insurance
(p)	No Burdensome Restrictions; Adverse Contracts
(q)	Senior Debt and Security Documents
(r)	Solvency
(s)	Banking Regulatory Matters
(t)	Anti-Money Laundering and Customer Identification Programs
(u)	Full Disclosure
Section 5.02	Survival

ARTICLE VI

Conditions Precedent

Section 6.01	Conditions to the Availability of the Commitments
(a)	Credit Documents
(b)	Security Documents
(c)	Evidence of Corporate Action
(d)	Opinions of Counsel
(e)	Representations and Warranties
(f)	Customer Identification Program
(g)	Existing Credit Agreement and Security Documents
(h)	Capital Requirements
(i)	Fees
Section 6.02	Conditions to All Loans
(a)	Borrowing Request
(b)	No Default
(c)	Representations and Warranties
Section 6.03	Satisfaction of Conditions Precedent

ARTICLE VII

Covenants

Section 7.01	Section Affirmative Covenants
(a)	Financial Statements; Compliance Certificates; Regulatory Reports
(b)	Corporate Existence
(c)	Conduct of Business
(d)	Authorizations
(e)	Taxes
(f)	Insurance
(g)	Inspection
(h)	Maintenance of Records
(i)	Maintenance of Property
(j)	ERISA
(k)	Notice of Defaults and Adverse Developments
(l)	Notice of Rating Changes
(m)	Use of Proceeds
(n)	Compliance with Laws and Environmental Matters
(o)	Dividends by Bank Subsidiary
(p)	Further Assurances
(q)	Regulatory Matters
(r)	Anti-Money Laundering and Customer Identification Programs
(s)	Additional Subsidiary
Section 7.02	Negative Covenants
(a)	Mergers, Consolidations and Sales of Assets
(b)	Liens
(c)	Indebtedness
(d)	Investments, Acquisitions, Loans, Advances and Guaranties
(e)	Dividends and Purchase of Stock and Other Restricted Payments
(f)	Issuance of Capital Stock
(g)	No Payments in Respect of Any Indebtedness
(h)	Business and Activities of Borrower and Subsidiaries
(i)	Restricted Agreements
(j)	Transfers
Section 7.03	Financial Covenants
(a)	Return on Average Assets
(b)	Non Performing Assets / Total Loan Assets + OREO
(c)	ALLL/NPL Ratio
(d)	Regulatory Capital Requirements

ARTICLE VIII

Events of Default

Section 8.01	Events of Default

ARTICLE IX

The Administrative Agent and Collateral Agent
The Agency
Section 9.01	The Agency
Section 9.02	The Agent’s Duties
Section 9.03	Limitation of Liabilities
Section 9.04	The Administrative Agent and the Collateral Agent as the Lender
Section 9.05	Lender Credit Decision
Section 9.06	Indemnification

ARTICLE X

Evidence of Loans; Transfers

Section 10.01	Evidence of Loans
Section 10.02	Participations
Section 10.03	Assignments
Section 10.04	Certain Pledges

ARTICLE XI

Miscellaneous

Section 11.01	Applicable Law
Section 11.02	Waiver of Jury
Section 11.03	Jurisdiction and Venue; Service of Process
Section 11.04	Set-off
Section 11.05	Amendments and Waivers
Section 11.06	Cumulative Rights; No Waiver
Section 11.07	Notices
Section 11.08	Certain Acknowledgments
Section 11.09	Separability
Section 11.10	Parties in Interest
Section 11.11	Execution in Counterparts
Section 11.12	Confidentiality

SCHEDULES

Schedule I		–	Applicable Lending Office

Schedule 5.01(b)		–	Subsidiaries of the Borrower

Schedule 5.01(f)		–	Litigation; Labor Controversies

Schedule 5.01(g)(i)		–	Financial Statements

Schedule 5.01(g)(ii)		–	Financial Condition

Schedule 5.01(n)		–	Environmental Protection

Schedule 7.02(b)		–	Liens

Schedule 7.02(c)		–	Indebtedness

EXHIBITS

Exhibit A	–	Form of Borrowing Request

Exhibit B	–	Form of Note

Exhibit C-1	–	Form of Opinion of Counsel for the Borrower

Exhibit C-2	–	Form of Opinion of Counsel for the Administrative Agent

Exhibit D	–	Form of Compliance Certificate

Exhibit E	–	Form of Customer Identification Program Documentation

Exhibit F	–	Form of Assignment and Acceptance

CREDIT AGREEMENT, dated as of May 18, 2005 (the “Agreement”) among STERLING FINANCIAL CORPORATION, a Washington corporation (the “Borrower”), BANK OF SCOTLAND, as the lender (the “Lender”) and BANK OF SCOTLAND, as administrative agent for the Lender (the Bank of Scotland acting in such capacity or any successor administrative agent appointed pursuant to the terms of this Agreement, the “Administrative Agent”), and as Collateral Agent (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lender to commit to lend to the Borrower up to $40,000,000 on a term basis for general corporate purposes and for refinancing certain of the Borrower’s existing debt; and

WHEREAS, the Lender is willing to make such a Loan as secured Senior Debt (as defined herein) on the terms and conditions provided herein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions

Section 1.01           Definitions.

(a)           Terms Generally.  The definitions ascribed to terms in this Agreement apply equally to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall be deemed to include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed followed by the phrase “without limitation”.  The phrase “individually or in the aggregate” shall be deemed general in scope and not to refer to any specific Section or clause of this Agreement.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The table of contents, headings and captions herein shall not be given effect in interpreting or construing the provisions of this Agreement.  All references herein to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.  All references to laws or regulations refer to such laws or regulations, and interpretations thereof, as now in effect or as amended, modified or superceded from time to time.  All references to a specific Governmental Authority shall be deemed to include a reference to any successor to such authority.

(b)           Accounting Terms.  Except as otherwise expressly provided herein, the term “consolidated” and all other terms of an accounting nature shall be interpreted and construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement, applied on a basis consistent with the construction thereof applied in preparing the Borrower’s audited financial statements referred to in Section 5.01(h).  If there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any covenant set forth in Article VII, the Borrower and the Lender agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as changed while affording the Lender the protection originally intended by such covenant (it being understood, however, that such covenant shall remain in effect in accordance with its existing terms unless and until such amendment shall become effective).

(c)           Other Terms.  The following terms are used herein with the meanings assigned below:

“Administrative Agent” shall have the meaning assigned to it in the preamble.

“Administrative Questionnaire” means an administrative details reply form delivered by the Lender to the Administrative Agent, in substantially the form provided by the Administrative Agent or the form attached to an Assignment and Acceptance.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Credit Agreement, as it may be amended, modified or supplemented from time to time in accordance with Section 11.05.

“ALLL” means, for any Banking Business Subsidiary, the allowance for loan and lease losses, as reported by the Borrower in its most recent filings with the SEC containing financials prepared in accordance with GAAP.

“ALLL/NPL Ratio” means, for any Banking Business Subsidiary, the ratio obtained by dividing (i) the sum of (a) the ALLL of such Banking Business Subsidiary minus (b) specific loan loss reserves, by (ii) the sum of (w) accruing loans past due 90 days plus (x) restructured loans plus (y) nonaccrual loans minus (z) specific loan loss reserves.

“Applicable Lending Office” means the applicable office of the Lender for making the Loan or any portion thereof under the Facility, as specified in Schedule I, or in an Administrative Questionnaire delivered to the Administrative Agent as the office from which the Lender loans under the Facility.

“Applicable Margin” means the applicable margin of 1.50% per annum; provided, however, that in the event the Borrower obtains an investment grade rating from S&P or Moody’s, then the Applicable Margin shall be reduced to 1.25% per annum for so long as the Borrower maintains such rating; provided, further, that (i) upon the occurrence and during the occurrence of any Default, the Applicable Margin shall be 3.00%, and (ii) upon the occurrence and during the continuance of any Event of Default referred to in Section 8.01(a), Section 8.01(b) or any other Event of Default involving a payment default, the Applicable Margin shall be 3.00%.

“Assignee” has the meaning assigned in Section 10.03.

“Assignment and Acceptance” has the meaning assigned in Section 10.03.

“Available Commitment” means, on any day, an amount equal to (i) the Total Commitment, minus (ii) any principal amount of the Loan previously borrowed under the Facility, whether or not such amount has been repaid.

“Average Available Commitment” means, for a given period, an amount equal to the sum of the Available Commitment for each day of the period, divided by the number of days in the period.

“Bank Holding Company” means a bank holding company, as defined by the Bank Holding Company Act of 1956 (12 U.S.C. § 1841 et seq.), as amended, including, without limitation, its provisions for determining what constitutes control.

“Bank Subsidiary” means Sterling Savings Bank.

“Banking Business Subsidiary” means any Subsidiary that is a commercial bank, banking corporation, savings and loan association, savings bank or trust company, including Bank Subsidiary.

“Banking Regulator” means the Federal Reserve Board, the OTS, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other relevant bank regulatory authorities, including relevant state bank regulatory authorities.

“Banking Regulatory Reports” means Consolidated Reports of Condition and Income, or such successor reports, prepared in accordance with rules prescribed by the Federal Financial Institutions Examination Council (or any successor thereto), and any similar reports or regulatory filings.

“Borrower” shall have the meaning assigned in the preamble.

“Borrowing” means the advancing of a Tranche to the Borrower by the Lender under the Facility pursuant to this Agreement.

“Borrowing Date” means, with respect to any Borrowing, the Business Day set forth in the relevant Borrowing Request as the date upon which the Borrower desires for the Lender to advance the Tranche requested pursuant to the Borrowing Request.

“Borrowing Request” means a request by the Borrower for a Borrowing, which shall specify (i) the requested Borrowing Date, (ii) the aggregate amount of the requested Tranche, and (iii) if applicable, the initial Interest Period therefor.

“Business Day” means any day that is (i) not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close and (ii) a day on which commercial banks are open for domestic and international business (including dealings in dollar deposits) in London and The City of New York.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities, and including that portion of Capital Lease Obligations that is capitalized on the balance sheet of the Borrower) by the Borrower during such period that are included in the property, plant or equipment reflected in the unconsolidated balance sheet of the Borrower.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a consolidated balance sheet of such Person (or, for the purposes of the definition of Capital Expenditures, the unconsolidated balance sheet of the Borrower).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Pledge Agreement” means the Collateral Pledge Agreement, dated as of the date hereof, among the Borrower, Bank of Scotland as Collateral Agent, and such other Persons as may become parties to the Collateral Pledge Agreement in accordance with that agreement and this Agreement.

“Collateral Agent” means Bank of Scotland, or its successor, acting in its capacity as collateral agent for the Lender under the Collateral Pledge Agreement.

“Commitment Fee” has the meaning assigned in Section 3.05(a).

“Commitment Termination Date” means the earlier to occur of (i) one year after the Effective Date and (ii) the date, if any, on which the commitment of the Lender to advance amounts of the Loan under the Facility is otherwise terminated pursuant to this Agreement.

“Cost of Funds” means the rate per annum determined by the Lender to be the rate at which U.S. dollar deposits are offered to the Lender by leading banks in the interbank or other deposit market which the Lender has determined is appropriate for alternative funding of the Loan.  The Lender’s determination of the Cost of Funds shall be binding on the Borrower in the absence of manifest error.

“Credit Documents” means this Agreement, any Note, if and when issued in accordance with Section 10.01(d), and the Collateral Pledge Agreement.

“Default” means any event or circumstance which, with the giving of notice or the passage of time, or both, would be an Event of Default.

“Effective Date” shall mean the day during which the Effective Time occurs.

“Effective Time” has the meaning assigned in Section 6.01.

“Environmental Claim” means any claim, assertion, demand, notice of violation, suit, administrative or judicial proceeding, regulatory action, investigation, information request or order involving any Hazardous Substance, Environmental Law, noise or odor pollution or any injury or threat of injury to human health, property or the environment.

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, opinion or agency requirement relating to (i) the handling, use, presence, disposal or release of any Hazardous Substance or (ii) the protection, preservation or restoration of the environment, natural resources or human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or are considered to be one employer under Section 4001 of ERISA.

“Eurodollar Interest” means interest at a rate determined by reference to LIBOR.

“Eurodollar Reserve Percentage” means, for any day, the percentage prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) on such day for a member bank of the Federal Reserve System in The City of New York with deposits exceeding one billion dollars in respect of “eurocurrency liabilities” (as defined in Regulation D of the Federal Reserve Board).

“Event of Default” has the meaning assigned in Section 8.01.

“Excluded Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on or measured by the overall net income of the Lender (or any office, branch or subsidiary of the Lender) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Lender (or any office, branch or subsidiary of the Lender), in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein, all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on or measured by the overall net income of the Lender (or any office, branch or subsidiary of the Lender), or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on the Lender (or any office, branch or subsidiary of the Lender), in each case imposed by any foreign country or subdivision thereof in which the Lender’s principal office or Applicable Lending Office is located, all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on the Lender as business and occupation tax by the state of Washington or any political subdivision or taxing authority thereof or therein, and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on the Lender as use tax by the state of Washington or any political subdivision or taxing authority thereof or therein.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 17, 2001, by and between the Borrower, as borrower, and U.S. Bank National Association d/b/a Firstar Bank.

“Facility” has the meaning assigned in Section 2.01(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Financial Covenants” means, collectively, the covenants of the Borrower contained in Section 7.03.

“Fiscal Quarter” means a calendar quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“GAAP” means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession of the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or the financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.  The terms “Guaranteed”, “Guaranteeing” and “Guarantor” shall have corresponding meanings.

“Hazardous Substance” means any substance, in any concentration or mixture, that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) a petroleum product or by-product, asbestos containing material, polychlorinated biphenyls, radioactive material or radon or (iii) any waste or other substance recognized as presenting an imminent and substantial danger to the public health or welfare or to the environment upon its discharge, escape or release into or upon land, the atmosphere or any watercourse or body of water including groundwater, provided such substance is not present in the environment solely as a result of natural conditions.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letters of credit, bankers’ acceptances, Interest Rate Protection Agreements (limited to the net termination value thereof) or other similar instruments, including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business and payable on usual and customary terms, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies available to the seller or lender under such agreement are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all obligations of the types described in clauses (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property (including accounts, contract rights and other intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all preferred stock issued by such Person which is redeemable, prior to full satisfaction of the Borrower’s obligations under the Credit Documents (including repayment in full of the Loan and all interest accrued thereon), other than at the option of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all Indebtedness of others Guaranteed by such Person and (viii) all Indebtedness of any partnership of which such Person is a general partner.

“Indemnitee” has the applicable meaning assigned in Section 4.06(b).

“Information” has the meaning assigned in Section 11.12.

“Initial Directors” has the meaning assigned in Section 8.01(m).

“Interest Expense” means, for any period, the sum of all interest charges of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including all commitment fees, letter of credit fees and related charges.

“Interest Period” means, with respect to the calculation of Eurodollar Interest, each one, three, or six-month period as selected by the Borrower in a Borrowing Request or pursuant to Section 3.01(d) and commencing on (and including) the Borrowing Date or at the first day after the last day of the preceding Interest Period, as the case may be; provided, however, that:

(i)            any Interest Period that otherwise would end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)          any Interest Period that otherwise would end after the Facility Termination Date shall end on the Facility Termination Date.

If the Borrower fails to specify the Interest Period in such a Borrowing Request, the Interest Period shall be three months.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or similar hedging arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

“Investments” has the meaning assigned in Section 7.02(d).

“Lender” has the meaning assigned in the preamble.

“LIBOR” means, with respect to any Interest Period, the rate per annum determined by the Administrative Agent to be the offered rate for dollar deposits with a term comparable to such Interest Period that appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace such page on such service, or on another service designated by the British Bankers’ Association, for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 A.M., London time, on the second Business Day preceding the first day of such Interest Period.  If such rate does not appear on such page, “LIBOR” shall mean the arithmetic mean (rounded, if necessary, to the next higher 1/100 of 1%) of the respective rates of interest communicated by Bank of Scotland as the rate at which U.S. dollar deposits are offered to Bank of Scotland by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second Business Day preceding the first day of such Interest Period in an amount substantially equal to the respective LIBOR Reference Amounts for a term equal to such Interest Period.

“LIBOR Reference Amount” means, with respect to any Interest Period, the amount of the Loan which is scheduled to be outstanding during that Interest Period without taking into account any assignment or participation and rounded up to the nearest integral multiple of $1,000,000.

“Lien” means, with respect to any asset of a Person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (iii) in the case of securities, any purchase option, call or similar right of any other Person with respect to such securities.

“Loan” has the meaning assigned in Section 2.01(a).

“Margin Regulations” means, collectively, Regulations T, U and X of the Federal Reserve Board.

“Material Adverse Effect” means any material and adverse effect on (i) the consolidated business, properties, condition, or operations of the Borrower and the Restricted Subsidiaries, (ii) the ability of the Borrower timely to perform any of its material obligations, or of the Lender to exercise any remedy, under any Credit Document, (iii) the legality, validity, binding nature or enforceability of any Credit Document, or (iv) the perfection or priority of any Lien granted under the Collateral Pledge Agreement.

“Material Plan” has the meaning assigned in Section 8.01(j).

“Maturity Date” means the seventh anniversary of the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.  or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Stock” has the meaning assigned in Section 7.02(g).

“Non Performing Loans” means, with respect to a Banking Business Subsidiary, the sum of those loans 90 days or more past due and those loans classified as “non-accrual” or “renegotiated”, as reported in the most recent Banking Regulatory Reports of such Banking Business Subsidiary.

“Note” means a promissory note of the Borrower in the form of Exhibit B attached hereto.

“OREO” means, with respect to a Banking Business Subsidiary, “other real estate owned”, as reported in the most recent Banking Regulatory Reports of such Banking Business Subsidiary.

“OTS” means the Office of Thrift Supervision.

“Participant” has the meaning assigned in Section 10.02.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to the provisions of Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Investments” has the meaning assigned in Section 7.02(d).

“Permitted Liens” has the meaning assigned in Section 7.02(b).

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Prescribed Forms” has the meaning assigned in Section 4.04(a)(ii).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or any senior vice president or executive vice president of the Borrower.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Return on Average Assets Ratio” means, for any entity, the ratio obtained by dividing the net income of such entity for the prior Fiscal Year, as determined according to GAAP, by the average total assets of such entity, as determined according to GAAP.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the Collateral Pledge Agreement, dated as of the date hereof, as well as any financing statements filed or to be filed in connection therewith.

“Senior Debt” means all Indebtedness of the Borrower that is not by its terms subordinated to any other Indebtedness of the Borrower.

“Solvent” means, with respect to a Person and a specified date of determination, that at such date:

(i)            the present fair saleable value of such Person’s assets is in excess of the total amount of such Person’s probable liabilities on its existing debts and obligations (including contingent liabilities) as they become absolute and matured;

(ii)           such Person is able to pay its debts as they become due; and

(iii)          such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person then is about to engage.

“Subsidiary” means, at any time and with respect to any Person, any other Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors of such Person are at the time owned, or the management or policies of which is otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by such first Person.  Unless otherwise qualified or the context indicates clearly to the contrary, all references to a “Subsidiary” or “Subsidiaries” in this Agreement refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” has the meaning assigned to such term in Section 4.04(a).

“Total Commitment” has the meaning assigned to such term in Section 2.01(a).

“Total Borrowed Amount” means the aggregate principal amount of the Loan actually borrowed by the Borrower under the Facility prior to the Facility Termination Date.

“Total Loan Assets” means, with respect to a Banking Business Subsidiary, total loans reported by such Banking Subsidiary in its most recent Banking Regulatory Reports.

“Tranche” means that amount of the Loan provided to the Borrower in an individual Borrowing.

“Unfunded Vested Liabilities” means, with respect to any Pension Plan at any time, the amount (if any) by which (i) the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation or the assumptions used for purposes of Section 4010 of ERISA) exceeds (ii) the then current value of all Pension Plan assets allocable to such liabilities.

“Unrestricted Subsidiary” means (a) any existing Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Board of Directors of the Borrower and identified as such in Schedule 5.01(b) hereof, and (b) any Subsidiary of the Borrower formed after the Effective Date that is designated as an Unrestricted Subsidiary by the Board of Directors of the Borrower, provided that (i) Bank Subsidiary and any other Banking Business Subsidiary of the Borrower, now or hereafter existing, shall not be, or shall not be designated as, an Unrestricted Subsidiary, and (ii) in the case of any Subsidiary designated as an Unrestricted Subsidiary pursuant to paragraph (b) above, the Borrower has provided written notice to the Administrative Agent of such designation.  The Board of Directors of the Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that no Default shall have occurred or be continuing at the time of or after giving effect to such designation.  Subject to the immediately preceding sentence, designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be effective upon receipt by the Administrative Agent of written notice of such designation from the Borrower.  Upon such designation becoming effective, any action taken prior to such designation by, or in relation to, such newly designated Restricted Subsidiary (including the incurring of Indebtedness, the making of Investments or the granting of Liens, by such newly designated Restricted Subsidiary, or by the Borrower or any Restricted Subsidiary in relation to such newly designated Restricted Subsidiary) that would have been subject to the provisions of this Agreement had such newly designated Restricted Subsidiary been a Restricted Subsidiary at the time such action was taken, shall be deemed to have been taken on such designation becoming effective and such provisions of this Agreement shall apply in respect thereof from the time of such designation becoming effective.

ARTICLE II

Commitments

Section 2.01           Loan and Borrowing Procedure.  (a)  The Lender agrees, subject to the terms and conditions hereof, to make available to the Borrower a term loan facility (the “Facility”), commencing on the Effective Date, under which the Lender will make a term loan to the Borrower (the “Loan”) in principal amount not to exceed $40,000,000 (the “Total Commitment”).  The Loan shall be advanced in up to three Tranches beginning on the Effective Date.  Each Tranche shall be in the minimum aggregate principal amount of $1,000,000 or integral multiples of $500,000 in excess thereof, and in a maximum aggregate principal amount not exceeding the Available Commitment.  No amount of the Loan borrowed under the Facility that has been repaid may be reborrowed.

(b)           In order to borrow under the Facility, the Borrower shall give a Borrowing Request to the Administrative Agent, by telephone, telex, telecopy or in writing, not later than 12:00 P.M. (noon) (if by telephone, to be so confirmed in substantially the form of Exhibit A not later than 2:00 P.M.), New York time, on the third Business Day before the Borrowing Date for such Borrowing.  With respect to any Borrowing Date, the Borrower may only deliver a single Borrowing Request to the Administrative Agent.  Not later than 3:00 P.M., New York time, on the Borrowing Date, the Lender shall make available to the Administrative Agent the aggregate amount of the requested Tranche, in funds immediately available at the Administrative Agent’s office specified pursuant to Section 11.07(a).  Subject to satisfaction, or waiver by the Lender, of each of the applicable conditions precedent contained in Article VI, on the Borrowing Date the Administrative Agent shall make available, in like funds, to the Borrower the amounts received by the Administrative Agent from the Lender.

Section 2.02           Termination and Reduction of Commitments.

(a)           Prior to the Commitment Termination Date, the Borrower may terminate the Total Commitment, or reduce the amount thereof, by (i) giving written notice to the Administrative Agent, not later than 5:00 P.M., New York time, on the third Business Day prior to the date of termination or reduction and (ii) paying the amount of the Commitment Fee accrued through such date of termination or reduction.  Subject to Section 2.02(b), reductions of the Total Commitment shall be in the amount of $1,000,000 or in integral multiples of $500,000 in excess thereof, but shall not exceed the Available Commitment in effect immediately before giving effect to such reduction.  Any termination, and all reductions, of the Total Commitment shall be permanent.

(b)           The Borrower shall not be permitted to effect any further Borrowings under the Facility on or after the Commitment Termination Date, and any remaining Available Commitment shall be terminated as of the Commitment Termination Date.

Section 2.03           Repayment.

(a)           The Loan shall be repaid, together with all accrued and unpaid interest thereon, in accordance with this Section 2.03.

(b)           The Borrower shall have no obligation to repay any Loan principal under the Facility prior to the third anniversary of the Effective Date.  The Borrower shall commence repayment of the Loan principal on the third anniversary of the Effective Date in accordance to the following schedule, without regard to any voluntary prepayment made pursuant to Section 2.04:

Date	Amount
Third anniversary of the Effective Date	One-fifteenth (1/15) of the Total Borrowed Amount
Fourth anniversary of the Effective Date	One-fifteenth (1/15) of the Total Borrowed Amount
Fifth anniversary of the Effective Date	One-fifteenth (1/15) of the Total Borrowed Amount
Sixth anniversary of the Effective Date	One-fifteenth (1/15) of the Total Borrowed Amount
Maturity Date	All Loan principal outstanding as of the Maturity Date.

Section 2.04           Prepayment.  Subject to Section 4.03, the Borrower may prepay any amount of Loan principal owing to the Lender under the Facility by giving notice to the Lender, by telephone, telex, telecopy or in writing not later than 12:00 P.M.  (if by telephone, to be so confirmed not later than 2:00 P.M.), New York time, on the third Business Day preceding the proposed date of prepayment.  Each such prepayment shall be in an aggregate principal amount of $1,000,000 or in integral multiples of $250,000 in excess thereof (or, if the aggregate amount of outstanding principal is less than $1,000,000, then all of such lesser amount), together with accrued interest on the principal being prepaid to the date of prepayment.  Such prepaid amounts of principal may not be reborrowed.

ARTICLE III

Interest and Fees

Section 3.01           Interest on Loan.  (a)  Subject to Section 3.01(c), the Loan shall bear Eurodollar Interest.

(b)           Each Tranche shall bear Eurodollar Interest from the Borrowing Date for such Tranche until the date repaid.  Such interest shall be payable in arrears, (i) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (ii) with respect to Interest Periods from three months to six months, on the day which is three months after the commencement of such Interest Period and on the last day of such Interest Period, in each case, at a rate per annum equal to the sum of (A) LIBOR and (B) the Applicable Margin.

(c)           If at any time the Lender shall determine in good faith (which determination shall be conclusive) that the making or maintenance of all or any part of the Loan on a Eurodollar Interest rate basis has been made impracticable or unlawful (i) because of compliance by the Lender in good faith with any law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law), (ii) because U.S. dollar deposits in the amount and requested maturity of such Loan or portion thereof bearing Eurodollar Interest are not available to the Lender in the London eurodollar interbank market, or (iii) because the Lender is otherwise unable to determine LIBOR in accordance with this Agreement, then the Administrative Agent, upon notice to it of such determination by the Lender, shall promptly advise the Borrower thereof.  Upon such date as shall be specified in such notice and until such time as the Administrative Agent, upon notice to it by the Lender, shall notify the Borrower that the circumstances specified by it in such notice no longer apply, (x) notwithstanding any other provision of this Agreement, the Loan or applicable portion thereof shall, automatically and without requirement of further notice, commence bearing interest at a rate per annum equal to the sum of (A) Cost of Funds and (B) the Applicable Margin, and (y) the obligation of the Lender to lend amounts under the Facility on a Eurodollar Interest rate basis shall be suspended until such time as the parties agree upon any alternative interest rate basis.

(d)           Not later than the third Business Day prior to the last day of any Interest Period with respect to any Tranche, the Borrower shall have delivered to the Administrative Agent an irrevocable written election of the subsequent Interest Period.  If Borrower does not timely deliver such written election in accordance with this Section 3.01(d), the subsequent Interest Period shall be three months.

Section 3.02           Reserves.  If, during any period, the Lender shall be required to maintain reserves against “eurocurrency liabilities” in accordance with Federal Reserve Board Regulation D, the Borrower shall pay additional interest during such period on the Loan (contemporaneously with each interest payment due thereon commencing with the first such payment due at least ten  (10) Business Days after receipt of the notice referred to in the next sentence) at a rate per annum up to but not exceeding the marginal rate determined by the following formula:

LIBOR	–	LIBOR
1 - Eurodollar Reserve Percentage

The Lender shall promptly notify the Borrower upon becoming aware that the Borrower may be required to make such a payment of additional interest to the Lender.  When requesting payment pursuant to this Section 3.02, the Lender shall provide to the Borrower a certificate, signed by an officer of the Lender, setting forth in reasonable detail the basis of such claim, the amount required to be paid by the Borrower to the Lender and the computations made by the Lender to determine such amount.  Absent manifest error, such certificate shall be binding as to the amounts of additional interest owing in respect of the Loan.  If the Lender gives notice under this Section 3.02, it shall promptly withdraw such notice (by written notice of withdrawal given to the Borrower) whenever the Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease.  The Lender represents and warrants to the Borrower that as at the Effective Date, the Lender is not subject to such reserve requirement.

Section 3.03           Day Counts.  Except with respect to the calculation of the Commitment Fee pursuant to Section 3.05(a), interest on all Borrowings, and all fees, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Section 3.04           Maximum Interest Rate.  (a)  Nothing in this Agreement shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law.  Neither this Section 3.04 nor Section 11.01 is intended to limit the rate of interest payable for the account of the Lender to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to the Lender by supervening provisions of U.S. federal law.

(b)           If the amount of interest payable to the Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article III, would exceed the maximum amount permitted by applicable law to be charged by the Lender, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

(c)           If the amount of interest payable to the Lender in respect of any interest computation period is reduced pursuant to Section 3.04(b) and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged by the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided, that at no time shall the aggregate amount by which interest paid to the Lender has been increased pursuant to this Section 3.04(c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 3.04(b).

Section 3.05           Fees.

(a)           The Commitment Fee.  The Borrower agrees to pay a fee (the “Commitment Fee”) to the Lender, payable in arrears, (i) quarterly on the last day of each calendar quarter, for one (1) year, commencing with the first such day after the first Borrowing Date, and (ii) on the one year anniversary of the first Borrowing Date (each such date, a “Commitment Fee Payment Date”).  The amount of the Commitment Fee payable on each Commitment Fee Payment Date shall be equal to:

0.25%	*	D	*	AAC
365

where D is equal to the number of days between the previous Commitment Fee Payment Date (including such date) (or, in the case of the first Commitment Fee Payment Date, the first

Borrowing Date) and the current Commitment Fee Payment Date (such period, a “Commitment Fee Payment Period”) and AAC is equal to the Average Available Commitment during the Commitment Fee Payment Period.

(b)           The Facility Fee.  The Borrower agrees to pay a fee (the “Facility Fee”) to the Lender in respect of the Loan.  The Facility Fee for the Loan shall be equal to 0.75% times the amount of the Loan ultimately drawn by the Borrower, and the amount of the Facility Fee to be paid by the Borrower in respect of each Tranche shall be deemed to have been earned by the Lender as of the applicable Borrowing Date for such Tranche.  The Facility Fee shall be paid to the Lender in five (5) annual installments in accordance with the following schedule:

Date	Amount
Borrowing Date for the first Tranche	One-fifth (1/5) of the amount of the Facility Fee earned by the Lender and outstanding
First anniversary of the Borrowing Date for the first Tranche	One-fourth (1/4) of the amount of the Facility Fee earned by the Lender and outstanding
Second anniversary of the Borrowing Date for the first Tranche	One-third (1/3) of the amount of the Facility Fee earned by the Lender and outstanding
Third anniversary of the Borrowing Date for the first Tranche	One-half (1/2) of the amount of the Facility Fee earned by the Lender and outstanding
Fourth anniversary of the Borrowing Date for the first Tranche	All remaining amounts of the Facility Fee earned by the Lender and outstanding

Provided, however, that (i) the amount of the Facility Fee deemed to have been earned on the Borrowing Date for the first Tranche shall be reduced by $75,000, which amount represents the amount of the fee paid by the Borrower to Bank of Scotland in connection with the Outline Terms and Conditions, dated as of January 5, 2005, by and between the Borrower and Bank of Scotland New York Branch, and (ii) any amount of the Facility Fee subsequently deemed to have been earned shall be reduced by the amount of the Commitment Fee paid or payable with respect to such amount.

(c)          Notwithstanding the foregoing, the maximum aggregate amount paid by the Borrower as Commitment Fees and Facility Fees shall not exceed $300,000.

ARTICLE IV

Disbursement and Payment

Section 4.01           Method and Time of Payments. (a)  The Loan shall be made by the Lender from the Lender’s branch or affiliate identified as its Applicable Lending Office.

(b)           Whenever any payment from the Borrower shall be due on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)           Any payment or amount that is owing or due from the Borrower to the Lender or the Administrative Agent pursuant to this Agreement, that is received by the Lender or the

Administrative Agent, as applicable, not later than 2:00 P.M., New York time, on any date, shall be deemed to have been received by the Lender or the Administrative Agent, as applicable, on such date, and any payment due on such date and received not later than 2:00 P.M., New York time, shall be deemed to have been timely received.  Any payment received after 2:00 P.M., New York time, on any date, shall be deemed to have been received on the next Business Day following such date.

Section 4.02           Compensation for Losses.  (a)  If (i) the Borrower prepays any principal amounts owing under the Loan, (ii) the Borrower revokes any Borrowing Request, or (iii) the Loan (or portions thereof) shall become or be declared to be due prior to the Maturity Date, then the Borrower shall pay to Lender an amount that will compensate the Lender for any loss (other than lost profit) or premium or penalty incurred by the Lender as a result of such payment, prepayment or revocation in respect of funds obtained for the purpose of making or maintaining the Loan, or any portion thereof.  Such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so paid or prepaid, or not borrowed, for the period from the date of such payment, prepayment or revocation to the last day of the applicable Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the expected Borrowing Date) in each case at the applicable rate of interest for the Loan or portion thereof (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by the Lender) that would have accrued on such amount were it on deposit for a comparable period with leading banks in the London interbank market.

(b)           If requested by the Borrower, in connection with a payment due pursuant to this Section 4.03, the Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the amount required to be paid by the Borrower to the Lender and the computations made by the Lender to determine such amount.  In the absence of manifest error, such certificate shall be conclusive as to the amount required to be paid.

Section 4.03           Withholding and Additional Costs.

(a)           Withholding.  (i)  All payments under this Agreement shall be payable to the Lender free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (collectively, “Taxes”).  If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Lender the amount stated to be payable under this Agreement.  The Borrower shall also hold the Lender harmless and indemnify it for any stamp or other taxes of the United States of America or any state or political subdivision thereof with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”).  If any of the Taxes specified in this Section 4.04(a) are paid by the Lender, the Borrower shall, upon demand of the Lender, promptly reimburse the Lender for such payments, together with any interest, penalties and reasonable expenses incurred in connection therewith.  The Borrower shall deliver to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder.  Notwithstanding the foregoing, the Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America or any state or political subdivision thereof or any taxing authority thereof from interest, fees or other amounts payable hereunder for the account of the Lender other than if Lender (A) is a U.S.  Person for U.S. federal income tax purposes or (B) has the Prescribed Forms on file with the Borrower for the applicable year to the extent deduction or withholding of such taxes is not required as a result of such filing of such Prescribed Forms; provided that, if the Borrower shall so deduct or withhold any such taxes, the Borrower shall provide a statement to the Administrative Agent and the Lender, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which the Lender may reasonably request for assisting the Lender to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which the Lender is subject to tax.

(ii)           The Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or W-8BEN or 4224 or W-8ECI (or any successor form or forms), certifying in either case that the Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (“Prescribed Forms”).  The Lender further undertakes to deliver to the Borrower and the Administrative Agent two additional copies of such Prescribed Forms on or before the date that such Prescribed Forms expire or become obsolete or after the occurrence of any event requiring a change in the most recent Prescribed Forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that the Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Prescribed Forms inapplicable or which would prevent the Lender from duly completing and delivering Prescribed Forms and the Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.  If the Lender fails to comply with the provisions of this Section, the Borrower and/or the Administrative Agent, may, as required by law, deduct and withhold federal, state and local income tax payments from payments to the Lender under this Agreement.

(b)           Additional Costs.  Subject to Sections 4.03(c) and (d), without duplication of any amounts payable described in Section 3.02, 4.02 or 4.03(a), if any change after the Effective Time in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof, or the enactment of any law or regulation shall either (1) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Facility or the Loan or (2) impose on the Lender (or the Lender’s Applicable Lending Office) any other condition regarding this Agreement, the Facility or the Loan, and the result of any event referred to in clause (1) or (2) shall be to increase the cost of maintaining the Facility or the Loan (which increase in cost shall be calculated in accordance with the Lender’s reasonable averaging and attribution methods) by an amount which the Lender deems to be material, then, upon demand by the Lender, the Borrower shall pay to the Lender an amount equal to such increase in cost.

(c)           Lending Office Designations.  Before making any demand for payment pursuant to this Section 4.03, the Lender shall, if possible, designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

(d)           Certificate, Etc.  If requested by the Borrower, in connection with any demand for payment pursuant to this Section 4.03, the Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to the Lender, the computations made by the Lender to determine such amount and satisfaction of the conditions set forth in the next sentence.  Anything to the contrary herein notwithstanding, the Lender shall not have the right to demand any payment or compensation under this Section 4.03, (i) with respect to any period more than 90 days prior to the date it has made a demand pursuant to this Section 4.03 or (ii) to the extent that the Lender determines in good faith that the interest rate or margin on the Loan or relevant portion thereof appropriately accounts for any increased cost or reduced rate of return.  In the absence of manifest error, the certificate referred to above shall be conclusive as to the amount required to be paid.

Section 4.04           Expenses; Indemnity.  (a)  The Borrower will (i) pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Credit Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Sullivan & Cromwell, counsel to the Administrative Agent and the Lender, such costs and expenses not to exceed $50,000; (ii) pay or reimburse the Lender and the Administrative Agent for all reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any other Credit Documents, and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Lender; and (iii) pay and reimburse (A) the Lender for any payments made by the Lender to the Administrative Agent pursuant to Section 9.06 and (B) the Administrative Agent for any and all liabilities, expenses or disbursements incurred by it which are the subject of indemnification payments from the Lender to the extent that the Administrative Agent, for whatever reason, did not receive such indemnification payments from the Lender.  The Borrower also agrees to indemnify the Lender against any increased amounts, following the Effective Time, of any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority of the United States, or any state or political subdivision thereof, by reason of the execution and delivery of any Credit Document; provided, however, that such indemnification shall not include indemnification for any business and occupation taxes or use taxes imposed by the state of Washington or any political subdivision or taxing authority thereof or therein.

(b)           The Borrower will indemnify the Administrative Agent and the Lender and their respective directors, officers, employees, agents and Affiliates (for purposes of this paragraph, each, an “Indemnitee”) against, and will hold each Indemnitee harmless from, any and all claims, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated by any Credit Document, the performance by the parties thereto of their respective obligations under any Credit Document or the consummation of the transactions and the other transactions contemplated by any Credit Document, (ii) the use of the proceeds of the Loan or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           All amounts due under this Section 4.04 shall be payable in available funds not less than ten (10) Business Days following written demand by the Lender therefore.

Section 4.05           Survival.  The provisions of Sections 4.03, 4.04 and 4.05, shall remain in effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loan, the reduction or termination of the Facility, the invalidity or unenforceability of any term or provision of any Credit Document or any investigation made by or on behalf of the Lender.

ARTICLE V

Representations and Warranties

Section 5.01           Representations and Warranties.  The Borrower represents and warrants as of the Effective Date and as of each Borrowing Date to the Lender as follows:

(a)           Corporate Organization and Power.  The Borrower is a corporation, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and is a corporation registered with the Washington State Department of Financial Institutions as a savings and loan holding company, or if converted to a Bank Holding Company or financial holding company following the Effective Date, duly registered as such with the Board of Governors of the Federal Reserve System; it has all necessary corporate power to own its Properties and to carry on its business as now being conducted; and it is duly licensed or qualified to do business and is in good standing (in such jurisdictions as applicable) in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, or in good standing (in such jurisdictions as applicable), could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           Subsidiaries.  Schedule 5.01(b) (as updated from time to time pursuant to Section 7.01) identifies each Subsidiary, the jurisdiction of its incorporation or organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding.  Bank Subsidiary is duly organized and validly existing as a Washington-state chartered savings and loan association and is authorized by the Washington State Department of Financial Institutions to conduct business as a savings and loan association (or, if Bank Subsidiary’s charter has been duly converted into a bank charter, then Bank Subsidiary is duly organized and validly existing as a state or federally chartered bank by the applicable Banking Regulator to conduct business as a bank).  Until such time as Bank Subsidiary converts its charter, if at all, Bank Subsidiary is a member of the Federal Home Loan Bank of Seattle and its deposits are insured by the Federal Deposit Insurance Corporation in the manner and to the extent provided by law.  Each other Subsidiary is an entity, duly organized and validly existing under the laws of the jurisdiction of its incorporation.  Each Subsidiary has all necessary power to own its Property and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing (in such jurisdictions as applicable) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing (in such jurisdictions as applicable) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as set forth on Schedule 5.01(b), all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  All such shares owned by the Borrower are owned beneficially free of any Lien, other than the Lien granted pursuant to the Collateral Pledge Agreement and in the case of other Subsidiaries, other Permitted Liens.

(c)           Corporate Authority.  The Borrower and each Subsidiary has all necessary corporate power and authority to execute and deliver, and to incur and perform its obligations under, each of the Credit Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action.  No consent or approval of stockholders is required as a condition to the validity or performance of, or the exercise by the Lender of any of their rights or remedies under, any Credit Document.

(d)           Authorizations.  All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority or other Person necessary for the execution, delivery and performance by the Borrower and each Subsidiary of, and the incurrence and performance of each of its obligations under, each of the Credit Documents to which it is a party, and the exercise by the Lender of its remedies under each of the Credit Documents, have been effected or obtained and are in full force and effect (except for any notices to any Banking Regulator required for the exercise by the Lender of its rights and remedies under the Security Documents).

(e)           Binding Obligation.  Each of the Credit Documents constitutes the valid and legally binding obligation of the Borrower and any Subsidiary party thereto, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)            Litigation; Labor Controversies.  Except as described in Schedule 5.01(f), there are no proceedings or investigations now pending or, to the knowledge of the Borrower, threatened before any court or arbitrator or before or by any Governmental Authority which, individually or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.01(f), there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

There is no law, regulation, rule, order or judgment, and no provision of any material agreement or instrument binding upon the Borrower or any Subsidiary, or affecting their properties, and no provision of the certificate of incorporation, charter or by-laws (or similar constitutive instruments) of the Borrower or any Subsidiary, that would prohibit, conflict with or in any way impair the execution or delivery of, or the incurrence or performance of any obligations of the Borrower or any Subsidiary under, any Credit Document, or result in or require the creation or imposition of any Lien on property of the Borrower or any Subsidiary as a consequence of the execution, delivery and performance of any Credit Document.

(g)           Financial Condition.  (i)  The consolidated balance sheet of the Borrower as of December 31, 2004, together with consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, reported upon by BDO Seidman LLP, and the consolidated balance sheet of the Borrower as of September 30, 2004, together with statements of income and cash flows for the 9 months then ended, each attached hereto as Schedule 5.01(g)(i), fairly present the consolidated financial condition and consolidated results of operations of the Borrower as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied throughout the period involved.  There are no known material liabilities (whether direct or indirect, fixed or contingent, and of any nature whatsoever) of the Borrower or any Subsidiary as of the date of such balance sheet that are not reflected therein or in the notes thereto.

(ii)           Except as provided in Schedule 5.01(g)(ii), there has been no change in the business, Property, condition (financial or otherwise) or operations of the Borrower and the Subsidiaries since the date of the balance sheet dated December 31, 2004 provided in Schedule 5.01(g)(i) that, taken as a whole, has or could reasonably be expected to have a Material Adverse Effect.

(h)           Taxes.  The Borrower and the Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided.  No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

(i)            Margin Regulations; Margin Stock.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  The Borrower will not use the proceeds of any Loan in a manner that violates any provision of the Margin Regulations.

(j)            Compliance with ERISA.  To the Borrower’s knowledge, no member of the ERISA Group has (i) an accumulated funding deficiency under Section 412 of the Code in respect of any Pension Plan, whether or not waived, (ii) failed to make any contribution or payment to any Pension Plan, or made any amendment to any Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, all of which have been paid or (iv) engaged in a transaction which has resulted or could reasonably be expected to result in such member being subject to a material tax or penalty imposed by Section 4975 of the Code or Section 502.  Neither the Borrower nor any other member of the ERISA Group has been obligated to contribute to a Multiemployer Plan or has maintained a Pension Plan within the past 5 years.

(k)           Not an Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940

(l)            Properties.  The Borrower and the Subsidiaries each has good and marketable title to, or valid leasehold interests in, all of its respective Properties and assets that are reflected on the consolidated balance sheet of the Borrower as of the most recent date, except for such immaterial Properties and assets as have been disposed of in the ordinary course of business and except for minor defects in title that do not interfere with the ability of the Borrower or any Subsidiary to conduct its business as now conducted.  All such assets and Properties owned by the Borrower or any Subsidiary are so owned or held free and clear of all Liens, except Permitted Liens.

(m)          Compliance with Laws and Charter Documents.  (i)  The Borrower and each of its Subsidiaries has all necessary authorizations, consents, approvals, registrations, franchises, licenses and permits, with or from Governmental Authorities and other Persons, to own and operate its Properties and conduct its business as now conducted and contemplated, except to the extent failure to have the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in violation of (A) any law, statute, rule, regulation or order of any Governmental Authority (including, to the best of its knowledge, Environmental Laws) applicable to it or its Properties or assets or (B) its certificate of incorporation, charter, by-laws or similar constitutive documents, except to the extent that such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)             Neither the Borrower nor any Subsidiary will be, as a result of performing any of its obligations under the Credit Documents, in violation of (A) any law, statute, rule, regulation or order of any Governmental Authority applicable to it or its Properties or assets or (B) its certificate of incorporation, charter, by-laws or similar constitutive documents.

(n)           Environmental Protection.  Except as described in Schedule 5.01(n) and except for asbestos containing material repair, abatement or remediation as required by Environmental Laws not in excess of $5,000,000 in the aggregate, to the Borrower’s knowledge, based upon reasonable investigation, all real property owned or leased by the Borrower or any Subsidiary is free of contamination from any Hazardous Substance to the extent that would reasonably be expected to require the Borrower or any Subsidiary to remediate pursuant to any Environmental Laws.  Except as described in Schedule 5.01(n), to the Borrower’s knowledge, based upon reasonable investigation, neither the Borrower nor any Subsidiary has caused or suffered to occur any release of any Hazardous Substance into the environment or any other conditions that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in any violations of any Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as described in Schedule 5.01(n), to the Borrower’s knowledge, based upon reasonable investigation, neither the Borrower nor any Subsidiary has caused or suffered to occur any condition on any of their property that could give rise to the imposition of any Lien under the Environmental Laws.

(o)           Insurance.  All of the Properties and operations of the Borrower and each Subsidiary of a character usually insured by companies of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such Persons, and the Borrower and the Subsidiaries carry, with such insurers in customary amounts, such other insurance, including “Bankers Bonds”, as is usually carried by companies of established reputation engaged in the same or a similar business similarly situated.

(p)           No Burdensome Restrictions; Adverse Contracts.  To the Borrower’s knowledge, neither the Borrower nor any Subsidiary is subject to any law, regulation, rule or order that (individually or in the aggregate) materially adversely affects the business, operations, Property or financial or other condition of the Borrower or the Borrower and its Subsidiaries taken as a whole, a party to, nor is its Property subject to or bound by, any agreement or instrument which restricts it ability to conduct its business or, to the best of Borrower’s knowledge, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

(q)           Senior Debt and Security Documents.  The Indebtedness of the Borrower hereunder constitutes Senior Debt and the provisions of the Collateral Pledge Agreement will be effective to create in favor of the Collateral Agent for the benefit of the Lender, a valid, binding and enforceable security interest in the collateral described in the Collateral Pledge Agreement, which, upon the release of the Existing Credit Agreement, the filing of financing statements and the taking of other actions specified in the Collateral Pledge Agreement, will constitute a fully perfected first and prior security interest superior in right to any Liens in the collateral described in the Collateral Pledge Agreement, except (i) for Liens, if any, permitted to be prior hereunder or under any Credit Document, existing or future, which any Person may have against such collateral or interests therein, including, without limitation, Permitted Liens, and (ii) that such enforceability is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(r)            Solvency.  The Borrower and each Subsidiary is, and after giving effect to the Loan and the other transactions contemplated hereby and in the other Credit Documents and after payment of all legal, accounting and other fees related thereto will be, Solvent.

(s)           Banking Regulatory Matters.  (i)  Each Banking Business Subsidiary is “well capitalized” under applicable regulations relating to capital measures and capital levels required of Persons engaged in the banking or other financial business of the type engaged in by such Banking Business Subsidiary, (ii) neither the Borrower nor any of the Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any capital commitment or a similar undertaking to, or is subject to any order, decree or directive by, or is a recipient of any extraordinary supervisory letter by, or since December 31, 2003, has been required to adopt any board resolution by, any Banking Regulator, nor has the Borrower or any Restricted Subsidiary been advised by any Banking Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, capital commitment or similar submission or requiring (or is considering the appropriateness of requiring) the adoption of any such board resolution, except for any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, capital commitment or similar submission or undertaking as could not individually or in the aggregate, reasonably be expected to have Material Adverse Effect, (iii) the Borrower and each Banking Business Subsidiary has filed on a timely basis all reports and other documents required to be filed by it as a result of conducting a savings and loan association or other banking business and each such report or document was in compliance in form and substance with the requirements thereof, except for any failure to file or failure to comply as could not individually or in the aggregate, reasonably be expected to have Material Adverse Effect, and (iv) the Borrower is “adequately capitalized” as required by applicable regulations.

(t)            Anti-Money Laundering and Customer Identification Programs.  Each of the Borrower, Bank Subsidiary and Banking Business Subsidiaries has adopted and implemented an anti-money laundering policy and a customer identification program that comply with the requirements of applicable laws and regulations.

(u)           Full Disclosure.  All information relating to the Borrower or its Subsidiaries delivered in writing to the Administrative Agent or the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Credit Documents is true and complete in all material respects.  There is no material fact of which the Borrower is aware which, individually or in the aggregate, would reasonably be expected to influence adversely the

Lender’s credit analysis relating to the Borrower and its Subsidiaries which has not been disclosed to the Lender in writing.

Section 5.02           Survival.  All representations and warranties made by the Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Lender, (ii) survive the making of the Loan regardless of any investigation made by, or on behalf of, the Lender, and (iii) continue in full force and effect as long as the Commitments have not been terminated and, thereafter, so long as any Loan, Commitment Fee or other amount payable under any Credit Document remains unpaid.

ARTICLE VI

Conditions Precedent

Section 6.01           Conditions to the Availability of the Commitments.  The obligations of the Lender hereunder are subject to, and the Facility shall not become available until the earliest time on which each of the following conditions precedent shall have been satisfied or waived in writing by the Lender (the “Effective Time”):

(a)           Credit Documents.  The Lender shall have received the Credit Documents, duly executed and delivered by each of the parties thereto, each in form and substance satisfactory to it.

(b)           Security Documents.  The Lender shall have received the Security Documents in the form attached hereto duly executed and delivered by the parties thereto granting to the Secured Parties security interests in the collateral described therein together with (i) copies of Financing Statements (Form UCC-1) filed, or to be filed, under the Uniform Commercial Code, and other financing documents as provided in the Security Documents, (ii) evidence reasonably satisfactory to the Lender with respect to the Collateral Agent’s first priority security interest (for the benefit of the Lender) in the collateral described in the Collateral Pledge Agreement, and with respect to the Lender’s first priority security interest (for its benefit) in the collateral described in the Collateral Pledge Agreement, other than collateral subject to Permitted Liens (which may include, but shall not be limited to, certified copies of Request for Information (Form UCC-11) or equivalent reports, listing all financing statements which name the Borrower or any Subsidiary as debtor and which are on file, as of a recent date prior to the Effective Date, in all relevant jurisdictions listed in the Security Documents) and (iii) stock powers, duly endorsed in blank, with respect to all shares of stock of Subsidiaries included in the collateral.  In the case of clause (iii) of the preceding sentence, the stock certificates representing all shares of stock of Subsidiaries included in the collateral may be delivered to the Lender in the form they exist as of the Effective Time, provided, however, that (A) the stock certificates delivered at the Effective Time represent all shares of stock of Subsidiaries included in the collateral and (B) the Borrower provides the Lender with (x) an explanation of the necessary changes to be made to the stock certificates so provided, so as to enable the Lender to assess the completeness of the stock certificates so provided in light of currently existing Subsidiaries and (y) a commitment to provide the Lender with all reissued, revised or replaced stock certificates as soon as practicable after the Effective Time, but in no case later than fourteen (14) Business Days after the Effective Date (or such later date as the Lender may in writing agree).

(c)           Evidence of Corporate Action.  The Lender shall have received the following:

(i)            a copy of the Articles of Incorporation of the Borrower, as in effect on the Effective Date, certified by the Secretary of State of Washington as of a date reasonably close to the Effective Date; and

(ii)           a certificate of the Secretary or an Assistant Secretary of the Borrower and of each Subsidiary party to any Credit Document, dated the Effective Date, stating (A) that attached thereto is a true and complete copy of the by-laws of the Borrower (or Subsidiary, as the case may be) as in effect on such date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower (or Subsidiary, as the case may be) authorizing the execution, delivery and performance of the various Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Articles of Incorporation of the Borrower (or equivalent constitutive documents of the Subsidiary, as the case may be) have not been amended since the date of the last amendment thereto shown on the certified Articles of Incorporation furnished pursuant to clause (i) above or (iii) below, and (D) as to the incumbency and signature of each officer executing this Agreement, any other Credit Document and any other document delivered in connection herewith on behalf of the Borrower and any Subsidiary; and

(iii)          a copy of the constitutive documents of each Subsidiary party to any Credit Document certified by the appropriate Governmental Authority, including any relevant Secretary of State or Banking Regulator, and a certificate of good standing or equivalent thereof from the same (to the extent applicable in the jurisdiction of incorporation of such Subsidiary and to the extent that the relevant Banking Regulator of such Subsidiary generally provides certificates of good standing or the equivalent thereof), in each case as of a date reasonably close to the Effective Date.

(d)           Opinions of Counsel.  The Lender shall have received a favorable written opinion, dated the Effective Date and addressed to the Lender under this Agreement, of (i) Witherspoon, Kelley, Davenport & Toole, counsel for the Borrower, in substantially the form of Exhibit C-1, and (ii) Sullivan & Cromwell, counsel for the Administrative Agent, in substantially the form of Exhibit C-2.

(e)           Representations and Warranties.  The representations and warranties contained in Section 5.01 shall be true and correct on the Effective Date, and the Lender shall have received a certificate, signed by a Responsible Officer of the Borrower, to that effect.

(f)            Customer Identification Program.  The Borrower shall have provided the Lender such documents, in the form of Exhibit E, and any other such information necessary to satisfy the Lender’s customer identification program requirements in accordance with the USA PATRIOT Act.

(g)           Existing Credit Agreement and Security Documents.  The Borrower’s Indebtedness under the Existing Credit Agreement shall have been fully discharged on or before or at the same time as the Effective Time and any Liens thereunder securing the obligations of the Borrower shall have been fully released (and the Lender shall have received evidence in writing of such discharge and release) and the Security Documents shall be in form and substance satisfactory to the Lender.

(h)           Capital Requirements.  Bank Subsidiary shall, as of the Effective Date, be “well capitalized” under applicable regulations relating to capital measures and capital levels required of state or federally chartered savings institutions.

(i)            Fees.  The Administrative Agent shall have received any fees or other payments (including reasonable legal fees and expenses of its counsel, up to $50,000) which are due and payable on or prior to the Effective Date referred to in the Outline Terms and Conditions of proposed term loan, dated January 5, 2005, relating to this Agreement.

(i)            Deposit Account.  Borrower shall maintain its primary operating account at the subsidiary Bank.

Section 6.02           Conditions to All Loans.  The obligation of the Lender to make the Loan is subject to the condition precedent that, on each Borrowing Date and after giving effect to the Borrowing Request, each of the following conditions precedent shall have been satisfied, or waived in writing by the Lender:

(a)           Borrowing Request.  The Lender shall have received a Borrowing Request in accordance with the terms of this Agreement.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default occur as a result of the making of such Loan.

(c)           Representations and Warranties.  The representations and warranties contained in Section 5.01 shall have been true and correct when made and (except to the extent that any representation or warranty speaks as of a date certain) shall be true and correct on the Borrowing Date with the same effect as though such representations and warranties were made on such Borrowing Date.

Section 6.03           Satisfaction of Conditions Precedent.  Each of (i) the delivery by the Borrower of a Borrowing Request, and (ii) the acceptance of the proceeds of a Tranche shall be deemed to constitute a certification by the Borrower that, as of the Borrowing Date, each of the conditions precedent contained in Section 6.02 has been satisfied with respect to any Tranche then being advanced.

ARTICLE VII

Covenants

Section 7.01           Section Affirmative Covenants.  Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Facility, the Borrower will:

(a)           Financial Statements; Compliance Certificates; Regulatory Reports.  Furnish to the Lender:

(i)            as soon as available, but in no event more than 45 days following the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) copies of, or internet links to, the Borrower’s Quarterly Report on Form 10-Q being filed with the SEC, which shall include a consolidated balance sheet, a consolidated income statement and a consolidated statement of cash flows of the Borrower and the Subsidiaries for such quarter, (B) copies of, or internet links to, a consolidating balance sheet, consolidating income statement and consolidating statement of cash flows of the Borrower and the Subsidiaries for such quarter, and (C) copies of, or internet links to, any consolidated and consolidating balance sheet, consolidated and consolidating income statement and consolidated and consolidating statement of cash flows of Bank Subsidiary and its principal operating Subsidiaries for such quarter (for each of (B) and (C) above, if prepared in the ordinary course of business);

(ii)           as soon as available, but in no event more than 90 days following the end of each Fiscal Year, (A) a copy of, or internet links to, the Borrower’s Annual Report on Form 10-K being filed with the SEC, which shall include the consolidated financial statements of the Borrower and the Subsidiaries, together with a report thereon by BDO Seidman LLP (or another firm of independent certified public accountants reasonably satisfactory to the Lender), for such year, (B) copies of, or internet links to, a consolidating balance sheet, consolidating income statement and consolidating statement of cash flows of the Borrower and the Subsidiaries for such year, and (C) copies of, or internet links to, any consolidated and consolidating balance sheet, consolidated and consolidating income statement, and consolidated and consolidating statement of cash flows of Bank Subsidiary and its Subsidiaries for such year if prepared in the ordinary course of business (which financial statement referred to in this paragraph (C) shall be accompanied by a report thereon by BDO Seidman LLP (or another firm of independent certified accountants reasonably satisfactory to the Lender) if such report is prepared).

(iii)          together with each report delivered pursuant to Sections 7.01(a)(i), (ii) and (v), a certificate of the Borrower, signed by a Responsible Officer, in substantially the form of Exhibit D, stating whether, as of the last date of the financial statements included in such report, any event occurred or circumstance existed which, individually or in the aggregate, constituted a Default or Event of Default (and, if so, detailing the facts with respect thereto) and whether the Borrower was in compliance with the covenants set forth in this Article VII, together with calculations to establish the Borrower’s compliance with the covenants contained in Section 7.03;

(iv)          promptly upon the filing by the Borrower with the SEC or any national securities exchange of any registration statement (other than a registration statement on Form S-8 or an equivalent form) or regular periodic report (other than the reports referred to in Sections 7.01(a)(i) and (ii)), notification of such filing; and, at the request of the Lender, the Borrower shall deliver to the Lender a copy of such filing (excluding exhibits);

(v)           as soon as available, but in no event more than 90 days following the end of each Fiscal Year (in the case of annual Bank Regulatory Reports) and no more than 45 days after the close of the first three quarters of each Fiscal Year

(in the case of quarterly Bank Regulatory Reports) of each Banking Business Subsidiary for which such reports are required by its Banking Regulator, copies of the Bank Regulatory Reports prepared on behalf of and in respect of such Banking Business Subsidiary for such Fiscal Year and Fiscal Quarter, as the case may be, together with such notes and information as the Lender may reasonably request in order to reconcile such reports with GAAP;

(vi)          promptly upon the mailing thereof to the shareholders of the Borrower generally copies of all financial statements, reports and proxy statements so mailed;

(vii)         such additional information, reports or statements, regarding the business, financial condition or results of operations of the Borrower and its Subsidiaries, as the Administrative Agent or the Lender from time to time may reasonably request (which information, reports or statements shall, for the avoidance of doubt, be subject to the confidentiality provisions of Section 11.13).

(viii)        as soon as available, but in no event more than 45 days following the end of each Fiscal Year, copies of the annual budget for the Borrower and its material subsidiaries.

(x)            as soon as available, but in no event more than 45 days following the end of each quarter, a schedule of the unsecured obligations of the Borrower and material subsidiaries

(b)           Corporate Existence.  Except as permitted by Section 7.02(a), maintain, and cause each Restricted Subsidiary to maintain, its corporate existence (including, without limitation, as a savings and loan holding company, bank holding company, commercial bank or savings and loan association, as the case may be, provided, that Borrower shall be expressly permitted to convert into a Bank Holding Company or financial holding company and to convert Bank Subsidiary into a bank, on the condition that (i) the conversion will not have a Material Adverse Effect on the ability of the Borrower and Subsidiaries to conduct business and generate earnings sufficient to service debt and (ii) the Borrower is in compliance with all regulations and requirements applicable to a Bank Holding Company, as applicable) in good standing (in such jurisdictions as applicable) and qualify and remain qualified to do business in each jurisdiction in which the character of the Properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)           Conduct of Business.  Preserve, renew and keep in full force and effect, and cause each Subsidiary to preserve, renew and keep in full force and effect, all licenses, permits, approvals, authorizations or consents (including, without limitation, in connection with being a savings and loan holding company, bank holding company, commercial bank or a savings and loan association or in connection with the conduct of a savings and loan association business or other banking business, as the case may be) necessary or desirable in the normal conduct of its business and the loss of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and comply, and cause each Subsidiary to comply, with all applicable laws, orders, rules and regulations of all Governmental Authorities the failure with which so to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)           Authorizations.  Obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities required for the validity or enforceability of the Credit Documents.

(e)           Taxes.  Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, except to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower or such Subsidiary, as the case may be, (ii) unless the amount thereof is not material to the Borrower’s consolidated financial condition, adequate reserves are maintained (in accordance with GAAP) by the Borrower or such Subsidiary, as the case may be, with respect thereto, and (iii) any failure to pay and discharge such taxes, assessments and governmental charges could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)            Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies against such risks, of such types, on such properties and in such amounts as is customarily maintained by similar businesses similarly situated, including “Bankers Bonds”.  A detailed list of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby shall be available to the Lender upon request.

(g)           Inspection.  Permit, and cause each material Subsidiary to permit, the Lender to have one or more of their officers and employees, or (except in the case of paragraph (ii) below) any other Person or Persons designated by the Administrative Agent or the Lender, to:

(i)            visit and inspect any of the Properties of the Borrower and such Subsidiaries and to examine the minute books, books of account and other records of the Borrower and such Subsidiaries, and discuss its affairs, finances and accounts with its officers and with the Borrower’s independent accountants, during normal business hours and at other reasonable times, for the purpose of monitoring the Borrower’s compliance with its obligations under the Credit Documents; and

(ii)           examine and review in reasonable detail, on the premises of the Borrower or Bank Subsidiary or any other Subsidiary as appropriate, any regulatory reports not restricted to third party review by any law, regulation or court order in respect of the Borrower, any Banking Business Subsidiary or any other Subsidiary (once such reports shall have been made available by the regulator to the Borrower, any Banking Business Subsidiary or such other Subsidiary) during normal business hours and at other reasonable times (it being further agreed that the Borrower shall notify the Administrative Agent of any such report having been made so available by the regulator within 14 days thereof following a request by the Administrative Agent for such report).

(h)           Maintenance of Records.  For the Borrower and each of its material Subsidiaries, keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs.

(i)            Maintenance of Property.  Maintain, keep and preserve and cause each Subsidiary to maintain, keep and preserve all of its Properties in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, except to the extent that any failure so to maintain, keep and preserve such properties, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(j)            ERISA.  The Borrower shall give, or shall cause to be given, to the Lender prompt notice of each of the following events (but in no event more than 30 days after the occurrence of the event or the existence of a reasonable probability that the event will occur):  (i) when the Borrower or any other member of the ERISA Group becomes obligated to make a material contribution to any Pension Plan or Multiemployer Plan, or an entity with material liability under Title IV of ERISA becomes part of the ERISA Group, (ii) when a Pension Plan has a material accumulated funding deficiency under Section 412 of the Code, (iii) any action by the Borrower or any other member of the ERISA Group to terminate any Pension Plan so as to incur any material liability to the PBGC or under Title IV of ERISA, or when circumstances otherwise exist which could reasonably by expected to result in any member of the ERISA Group incurring any such material liability and (iv) any action by the PBGC to terminate or appoint a trustee to administer a Pension Plan or assess material liability against a member of the ERISA Group.  In addition, the Borrower shall promptly (but in no case more than 30 days following issuance or receipt by any member of the ERISA Group) provide, or cause to be provided, to the Lender a copy of all material correspondence between such member of the ERISA Group and the PBGC or Internal Revenue Service relating to any of the events described in the preceding sentence or the under funded status, termination or possible termination of a Pension Plan.

(k)           Notice of Defaults and Adverse Developments.  Promptly notify the Lender upon the discovery by the Borrower of the occurrence of (i) any Default or Event of Default; (ii) the execution of any regulatory agreement entered into by the Borrower or any Subsidiary or the receipt of any written notice of any regulatory action or proposed regulatory action, (iii) any event, development or circumstance whereby the financial statements most recently furnished to the Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operating results of the Borrower and the Subsidiaries as of the date of such financial statements; (iv) any litigation or proceedings that are instituted or threatened (to the knowledge of the Borrower) against the Borrower or any Subsidiary or any of their respective assets that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (v) any other development in the business or affairs of the Borrower or any Subsidiary if the effect thereof would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or could reasonably be expected to result in a default; in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.  Such notice shall be deemed given if the Borrower has made public disclosure of such information in a filing with the SEC, with a link to the notice provided to the Lender within five (5) Business Days of the filing by electronic mail or other mutually acceptable communication.  Within five (5) Business Days of any Responsible Officer of the Borrower obtaining knowledge of any Default or Event of Default, Borrower shall furnish to Lender a certificate of a Responsible Officer of the Borrower stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto

(l)            Notice of Rating Changes.  Promptly notify the Lender after the Borrower becomes aware of any change (either expressly or pursuant to a letter from a rating agency stating an “implied rating”) in the Borrower’s credit rating, stating the details thereof, and of any announcement by any rating agency that its credit rating for the Borrower is “under review” or has been placed on “credit watch” or a “watch list” or of any similar development or of any change in the relevant Banking Regulator’s rating of the Borrower or any Banking Business Subsidiary.

(m)          Use of Proceeds.  Use the Loan only (i) to repay Indebtedness of the Borrower outstanding under the Existing Credit Agreement at the Effective Time as contemplated herein, (ii) for general corporate purposes (which includes merger and acquisition transactions), and (iii) to make Permitted Investments.

(n)           Compliance with Laws and Environmental Matters.  (i)  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, statutes, rules, regulations, decrees, opinions, or agency requirements or orders (including, without limitation, Environmental Laws), (ii) notify the Lender promptly after becoming aware of any Environmental Claim, or any fact or circumstance that could reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, with respect to the Borrower’s or any Subsidiaries’ properties or facilities, and (iii) promptly forward to the Lender a copy of any material order, notice, permit, application, or any other communication or report received in connection with any such matters as they may affect such premises.

(o)           Dividends by Bank Subsidiary.  To the extent needed and permitted by applicable law (including to the extent not prohibited by any Banking Regulator), cause Bank Subsidiary to declare and pay cash dividends to Borrower on Bank Subsidiary’s preferred stock in an amount sufficient to pay interest and principal when due on the Borrower’s indebtedness and commitment fees in relation thereto after taking into account other liquid assets of the Borrower, provided that the amount of such dividends will not exceed the rates stated in the preferred stock instruments, and provided further that Borrower shall have no obligation to cause Bank Subsidiary to declare and pay any dividend if, after the payment of such dividend, Bank Subsidiary’s capital as determined in accordance with applicable law would be less than the sum of (i) Bank Subsidiary’s minimum available capital (determined using the most restrictive tests required by the relevant Banking Regulator to determine if Bank Subsidiary is ‘well capitalized’ in accordance with applicable regulations in respect of capital measures and capital levels), and (ii) 0.25%.  This paragraph (n) is without prejudice to Borrower’s obligations hereunder, which shall in no way be dependent upon or related to the declaration or payment by Bank Subsidiary or any Subsidiary of any dividend.

(p)           Further Assurances.  (i)  Promptly upon request by the Lender, correct, and cause each of the Subsidiaries promptly to correct, any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Credit Documents, (B) to the fullest extent permitted by applicable law, subject Borrower’s or any Subsidiaries’ Properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (D) assure convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender’s the rights granted or now or hereafter intended to be granted to the Lender under any Credit Document or under any other instrument executed in connection with any Credit Document to which Borrower or any Subsidiary is or is to be a party, and cause each Subsidiary to do so.

(q)           Regulatory Matters.  (i)  Do or cause to be done all things necessary to preserve and keep in full force and effect the status of each Banking Business Subsidiary as an insured depository institution and do all things necessary to ensure that the deposit accounts of each Banking Business Subsidiary are insured by the Federal Deposit Insurance Corporation (or any successor) to the maximum extent permitted by law, (ii) cause each Banking Business Subsidiary to be “well capitalized” under applicable regulations relating to capital measures and capital levels required of such Banking Business Subsidiary and to maintain such amount of permanent capital on the books of such Banking Business Subsidiary as may be prescribed from time to time by the relevant Banking Regulator, and (ii) cause each Banking Business Subsidiary that is a depository institution to maintain its status as a depository institution regulated by a federal Banking Regulator.

(r)            Anti-Money Laundering and Customer Identification Programs.  Do or cause to be done all things necessary to ensure that each of the Borrower, Banking Subsidiary and the Banking Business Subsidiaries maintains an anti-money laundering policy and a customer identification program that comply with the requirements of applicable laws and regulations.

(s)           Additional Subsidiary.  In the event the Borrower creates a new subsidiary to (a) replace or (b) substantially undertake the business of Sterling Savings Bank, notify the Administrative Agent of any such Subsidiary that is formed or acquired after the Effective Date within three (3) Business Days of such formation or acquisition and (i) cause each Subsidiary that owns or possesses voting capital stock of such new Subsidiary to execute and deliver to the Collateral Agent, with copies to the Administrative Agent, within three (3) Business Days of such formation or acquisition, supplements to the Collateral Pledge Agreement, each, in the form specified therein, pledging such voting capital stock of such new Subsidiary, and (ii) cause an amount of capital stock of such new Subsidiary equivalent to the value of the pledged collateral to be pledged, in accordance with the Collateral Pledge Agreement, within three (3) Business Days of such formation or acquisition, to the Collateral Agent, for the equal and ratable benefit of the Secured Parties, under the Collateral Pledge Agreement (amended or supplemented as necessary) to ensure that the Lender’s collateral position is not prejudiced thereby.

Section 7.02           Negative Covenants.  Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Commitments of the Lender hereunder, the Borrower will not:

(a)           Mergers, Consolidations and Sales of Assets.  Be a party to any merger, consolidation or share exchange, or sell, transfer, lease or otherwise dispose of all or any material part of its assets or Property, including any disposition of assets or property as part of a sale and leaseback transaction, (except in the case of sale and leaseback transactions, any such transaction entered into by Bank Subsidiary or its Subsidiaries) or in any event sell or discount (with or without recourse) any of its notes or accounts receivable, or permit any Subsidiary so to do in each case without Lender’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that this Section 7.02 shall not apply or operate to prevent (i) the Borrower or any Subsidiary being a party to any merger where the Borrower or the Subsidiary is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (ii) any Subsidiary (A) merging into the Borrower or (B) being a party to any merger which does not involve the Borrower where a Subsidiary is a party to such merger if, in each case after giving effect to such merger, no Default or Event of Default would then exist, (iii) the

Borrower or any Subsidiary from (A) selling, in the ordinary course of its business, securities which are purchased or sold by it in the ordinary course of its business, (B) making any Permitted Investments, (C) selling loans in the ordinary course of its business (or selling loans with an aggregate outstanding principal amount less than 5.0 % of Total Loan Assets, not in the ordinary course of its business), (D) selling any non-core deposits, provided such sale is on an arms length basis, (E) selling core deposits and related assets the aggregate proceeds of which sales do not exceed 5.0% of Total Loan Assets, (F) selling or transferring such assets or Property among Subsidiaries, (G) selling, for fair value, any servicing rights, (H) granting any Permitted Liens, (I) selling or transferring such assets or Property to its Affiliates if such transfer is on an arms length basis, (J) selling or transferring such Property or assets on an arms length basis to comply with the federal Home Owners Loan Act, as amended, or with the Qualified Thrift Lender Test set forth in 12 U.S.C.  § 1467(a)(m) or § 7701(a)(19) of the Code or the loan tests set forth in 12 U.S.C.  § 1464(b) or to provide capital to Bank Subsidiary in order that Bank Subsidiary shall be “well capitalized” under applicable regulations relating to capital measures and capital levels required of state and federally chartered savings institutions, (K) selling or transferring such Property or assets in connection with commercially reasonable asset securitization transactions, (L) transferring any asset in connection with a permitted Interest Rate Protection Agreement or any other permitted hedging transaction, (M) sales of assets by a Banking Business Subsidiary if the proceeds of such sale are used to purchase loans or investment securities or to repay, prepay or redeem Indebtedness, (N) sales of assets no longer being used in the business of the Borrower or any Subsidiary, (O) sales of other assets by any Subsidiary in the ordinary course of its business, and (P) sales of assets as required by any Governmental Authority in connection with obtaining approval of any merger or other acquisition permitted under this Section 7.02(a).

(b)           Liens.  Create, incur, assume or suffer to exist any Lien, or permit any Subsidiary so to do, upon or in any of its Property or assets, whether now owned or hereafter acquired, except the following Liens (collectively, “Permitted Liens”, which Permitted Liens shall not, for the avoidance of doubt, include any Lien over the collateral described in the Collateral Pledge Agreement other than as provided for in paragraph (x) of this Section 7.02(b) and, in the case of the collateral described in the Collateral Pledge Agreement, to secure Indebtedness permitted pursuant to Section 7.02(c)(ii)):

(i)            Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made or surety bonds or other obligations of like nature (which for the purposes of this Agreement shall include letters of credit in the nature of a surety bond) required to be obtained in the ordinary course of business in connection with any of the foregoing; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(ii)           mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(iii)          Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(iv)          Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $5,000,000 at any one time outstanding;

(v)           Liens arising or granted in the ordinary course of the business of any Subsidiary consistent with industry practice (including Liens securing Indebtedness of any Subsidiary permitted under Section 7.02(c)(xii)) or (i) in connection with transactions involving repurchase obligations and reverse repurchase obligations, (ii) in connection with asset securitization transactions, (iii) in connection with securing facilities for the confirmation of letters of credit issued by such Subsidiary by institutions having higher credit ratings than such Subsidiary, or (iv) in connection with securing any treasury tax or loan account maintained with any Federal Reserve Bank;

(vi)          Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

(vii)         Liens securing Indebtedness permitted under Section 7.02(c)(ii) to the extent permitted to be secured and Liens listed on Schedule 7.02(b);

(viii)        Liens securing Indebtedness of the Borrower or Subsidiary incurred in connection with the acquisition or construction of real property of the Borrower or such Subsidiary after the date hereof; provided that such Lien is limited to the Property being financed by such Indebtedness;

(ix)           Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (i) through (viii), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of any extension, renewal or refinancing, and that such extension, renewal or refinancing shall be limited to the Property which was subject to the Lien so extended, renewed or refinanced;

(x)            Liens securing obligations under the Credit Documents, including Liens provided for in the Security Documents;

(xi)           Liens securing Indebtedness of another Person pursuant to the assumption of such Indebtedness by the Borrower or a Subsidiary upon the permitted merger or acquisition, in accordance with this Agreement, of such other Person with or into or by the Borrower or such Subsidiary, as the case may be, provided such Lien does not arise or come into existence as a result of, or upon, such merger or acquisition ; and

(xii)          Liens securing obligations of the Borrower under Interest Rate Protection Agreements and other permitted hedging instruments and securing Indebtedness permitted under Section 7.02(c).

(c)           Indebtedness.  Create, incur, assume, or suffer to exist any Indebtedness, or permit any Subsidiary so to do, except:

(i)            Indebtedness under the Notes issued under this Agreement;

(ii)           Subordinated debt, trust preferred (provided such Indebtedness and Guaranty shall be on substantially like terms as existing Indebtedness and Guaranties in respect of then outstanding Trust Preferred Securities, and if not, then only on terms satisfactory to the Lender), and other preferred offerings, and only upon five (5) Business Days’ prior notification to the Lender;

(iii)          Indebtedness of the Borrower and any Subsidiary under any inter-company debt among the Borrower and any Subsidiaries;

(iv)          Indebtedness in favor of the Federal Home Loan Bank;

(v)           Indebtedness of the Borrower incurred to refinance Indebtedness of the Borrower existing on the date hereof (other than as referred to in Section 7.02(c)(ii)), which Indebtedness may be Senior Debt, provided such Indebtedness incurred for such refinancing shall not be secured and such refinancing shall not result in payment under such existing Indebtedness of any amounts greater than that which would have been payable had such existing Indebtedness been paid in full in accordance with its terms (allowing for any premium, prepayment penalty or compensation for financing costs paid pursuant to such refinancing in respect of, and in accordance with the terms of, such existing Indebtedness);

(vi)          Indebtedness of the Borrower and the Subsidiaries existing on the date hereof and listed on Schedule 7.02(c);

(vii)         Indebtedness representing deferred compensation owed to its employees or officers by the Borrower or any Subsidiary in the ordinary course of its business;

(viii)        Indebtedness incurred by the Borrower or any Subsidiary in the ordinary course of its business under any performance guarantee of obligations (except for such Indebtedness guaranteeing performance of obligations for the payment of borrowed money);

(ix)           Indebtedness of the Borrower or Bank Subsidiary incurred in the ordinary course of its business upon the taking of any bank deposits in connection with its savings and loan association or other banking business or the assumption or purchase of the same pursuant to any Permitted Investment;

(x)            Indebtedness with no recourse to the Borrower or any Subsidiary pursuant to an asset securitization or sale and lease back transaction accounted for as a financing and which, if accounted for as an asset transfer, does not violate any other provision of this Section 7.02;

(xi)           Indebtedness of the Bank Subsidiary or any Subsidiary incurred in the ordinary course of its business for the funding of operations of the savings and loan association or other banking business of the Bank Subsidiary or other operations of such Subsidiaries, including Indebtedness under any facility for the confirmation of letters of credit issued by a Banking Business Subsidiary;

(xii)          Indebtedness the proceeds of which are used in the making of Permitted Investments; and

(xiii)         Indebtedness of the Borrower or any Subsidiary incurred upon the merger of, or acquisition of, any other Person with or into or by the Borrower or any such Subsidiary, provided that such Indebtedness is not incurred in connection with or in contemplation of such merger or acquisition.

(d)           Investments, Acquisitions, Loans, Advances and Guaranties.  Directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or Guaranty or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing, being “Investments”), or permit any Subsidiary to do any of the foregoing; provided, however, that the foregoing provisions shall not apply to nor operate to prevent (each of the following, a “Permitted Investment”):

(i)            Investments in the ordinary course of its business by the Borrower and any Subsidiary, including in deposits, loans, investment securities, non-speculative hedging investments entered into for the purposes of risk management, in the Federal Home Loan Bank, (except that investments in hedging instruments shall be for the purposes of risk management and not for speculative purposes), in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, in commercial paper maturing within one year of its date of issuance, in certificates of deposit maturing within one year from the date of issuance thereof or in endorsed banker’s acceptances maturing within six months of the date of acceptance, in short term repurchase obligations and reverse repurchase obligations, in money market funds;

(ii)           Investments in loans and advances to employees in the ordinary course of business of the Borrower and the Subsidiaries consistent with their respective practices prior to the date hereof (provided that such loans and advances shall not, in aggregate, be outstanding at any time in any amount greater than $50,000,000);

(iii)          Investments in acquisitions of all or any substantial part of the assets or business of any other Person or division thereof engaged in a line of business permitted to be engaged in by any bank holding company, financial holding company, or savings and loan holding company, or of a majority of the voting stock of such a Person, provided no Default or Event of Default exists or would exist after giving effect to such acquisition; and provided, further, that the Borrower has provided not less than five (5) Business Days’ prior written notice, the receipt of which the Lender shall have acknowledged in writing, of any investment or acquisition, the value of which exceeds 5% of the total assets of the Borrower;

(iv)          Inter-company Investments in Subsidiaries;

(v)           Investments required in connection with any transaction permitted under Section 7.02(a) and Section 7.02(d)(iv) hereof; and

(vi)          Investments consisting of the assumption or purchase of deposit liabilities or other liabilities not otherwise in violation of Section 7.02.

(vii)         Investments outstanding on December 31, 2004 and shown on the consolidated financial statements of Borrower, provided such investments will not be increased.

(e)           Dividends and Purchase of Stock and Other Restricted Payments.  Declare any dividends (other than dividends payable in capital stock of the Borrower) on any shares of any class of its capital stock, or apply any of its Property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Borrower (or make any distributions in respect of any Investments in any Subsidiary), or permit any Subsidiary so to do (in respect of its own property or assets and capital stock), or permit any Subsidiary to purchase or acquire any shares of any class of capital stock of the Borrower, unless immediately after giving effect to such action, there shall not have occurred any Default or Event of Default that is continuing and, provided, however, that the Borrower may pay cash dividends so long as (i) the liquid assets of the Borrower plus the annual amount of capital distributions upstreamed by the Bank Subsidiary are sufficient to meet the annual debt service required and the amount of such cash dividend, (ii) such dividends are in respect of the Trust Preferred Securities or ordinary dividends on the preferred stock of the Borrower or the Subsidiary, as the case may be, (iii) any such dividend payment or distribution is in accordance with and pursuant to a stock option plan or other stock -based compensation plan, or (iv) such dividends are payable by the Subsidiaries to each other or to the Borrower.

(f)            Issuance of Capital Stock.  The Borrower will not permit the Subsidiary Bank to issue any additional shares of common or preferred stock, or any options, warrants or other common stock equivalents, or sell or issue securities or obligations convertible into such (‘New Stock”), whether in form of stock dividends or stock splits or otherwise, unless such New Stock will be issued to the Borrower.

(g)           No Payments in Respect of Any Indebtedness.  Make, or permit any Subsidiary to make, any payment in respect of any Indebtedness except if such Indebtedness is permitted Indebtedness pursuant to Section 7.02(c).

(h)           Business and Activities of Borrower and Subsidiaries.  Engage in or conduct, or permit any Subsidiary to engage in or conduct, any business or activity which a savings and loan holding company, bank holding company, financial holding company, commercial bank or a savings and loan association, as the case may be, or Subsidiary thereof, is not permitted by law to engage in or conduct.

(i)            Restricted Agreements.  The Borrower will not, nor will the Borrower permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than with the Lender) that materially prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or any agreement imposed or constructively imposed by a Banking Regulator, (B) the foregoing shall not apply to customary restrictions and conditions contained in the issuance of any preferred stock that is permitted pursuant to this Agreement, and (C) the foregoing shall not apply to any such restrictions agreed to before the Effective Date.

(j)            Transfers.  The Borrower will not, nor will the Borrower permit any Subsidiary to, directly or indirectly, transfer any assets, if such transfer would materially restrict or impose any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay the Loan or any other loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary.

(k)           The Borrower shall not, and shall ensure that each other member of the ERISA Group shall not:  (i) adopt any Pension Plan or agree to contribute to a Multiemployer Plan without the consent of the Lender; (ii) terminate any Pension Plan so as to incur any material liability to the PBGC; (iii) fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such Pension Plan, if such failure would cause such plan to have any material accumulated funding deficiency under Section 412 of the Code, whether or not waived; or (iv) allow or suffer to exist any event or condition, which presents a material risk of termination by the PBGC of any Pension Plan, to the extent that the occurrence or nonoccurrence of such event or condition is within the control of it or any other member of the ERISA Group.

Section 7.03           Financial Covenants.  Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Commitments of the Lender hereunder, the Borrower will:

(a)           Return on Average Assets.  Not permit the Return on Average Assets Ratio of the Borrower to be less than (i) 0.70% for the first two years from the Effective Date and (ii) 0.75% thereafter, as measured as of the last day of each Fiscal Year.

(b)           Non Performing Assets / Total Loan Assets + OREO.  With respect to Bank Subsidiary, not permit the ratio obtained by dividing the value of (x) Non Performing Loans by (y) the sum of Total Loan Assets and OREO to be greater than 1.50% as of the last day of each Fiscal Quarter.

(c)           ALLL/NPL Ratio.  With respect to Bank Subsidiary, not permit the ALLL/NPL Ratio as of the end of any Fiscal Year to be less than 100%.

(d)           Regulatory Capital Requirements.  Maintain, and cause each Subsidiary that is a Banking Business Subsidiary to maintain, at the end of each Fiscal Quarter, (i) such amount of regulatory capital as may then be prescribed (whether by regulation, order or agreement) by the Banking Regulator having jurisdiction over the Borrower in order for the Borrower to maintain “adequately capitalized” status and (ii) such amount of regulatory capital as may then be prescribed (whether by regulation, order or agreement) by the respective Banking Regulator having jurisdiction over each Banking Business Subsidiary to maintain “well capitalized” status.

ARTICLE VIII

Events of Default

Section 8.01           Events of Default.  If one or more of the following events (each, an “Event of Default”) shall occur:

(a)           The Borrower shall fail to pay any principal amount of the Loan when due, whether at maturity, by acceleration, by notice of intention to prepay or otherwise; or

(b)           The Borrower shall fail to pay any interest, fee or any other amount payable under the Credit Documents within five (5) Business Days of the same becoming due and payable (or 30 days if such non-payment shall be due to the application of any rule, regulation or order of any Governmental Authority); or

(c)           The Borrower shall fail to observe or perform any term, covenant, or agreement contained in Section 7.02 or 7.03 and such failure shall have continued unremedied for a period of five (5) Business Days after notice thereof to the Borrower; or

(d)           The Borrower shall fail to observe or perform any other term, covenant or agreement contained in this Agreement, and such failure shall have continued unremedied for a period of 30 days after any Responsible Officer of the Borrower becomes aware of such failure; or

(e)           Any representation or warranty made or deemed made by the Borrower or any Subsidiary in a Credit Document, or any statement or representation made in any certificate, report or opinion delivered by or on behalf of the Borrower or any Subsidiary in connection with a Credit Document, shall prove to have been false or misleading in any material respect when so made or deemed made; or

(f)            The Borrower or any Subsidiary shall fail to pay any Indebtedness other than under this Agreement in an amount of $10,000,000 or more when due or default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any such Subsidiary in an aggregate principal amount of $10,000,000 or more may be issued or created and such failure to pay or default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof; or

(g)           An involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of more than 60 days; or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect; or

(h)           The Borrower or any Subsidiary shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or any of them shall consent to the entry of a decree or order for relief in respect of the Borrower or any such Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or any of them shall file a petition or answer or consent seeking reorganization or relief under any applicable law, or any of them shall consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or any such Subsidiary or any substantial part of their respective property, or any of them shall make an assignment for the benefit of creditors, or any of them shall admit in writing its inability to pay its debts generally as they become due, or the Borrower or any such Subsidiary shall take corporate action in furtherance of any such action; or

(i)            One or more judgments against the Borrower or any Subsidiary or attachments against its property, (a) which in the aggregate exceed 10.0% of the Borrower’s Capital (Borrower’s Capital herein defined as the Borrower’s net worth as defined by GAAP, excluding adjustments for comprehensive income items), initially $50,000,000, or (b) the operation or result of which, individually or in the aggregate, could be to interfere materially and adversely with the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of more than 30 days; or

(j)            The Borrower or any other member of the ERISA Group shall fail to make any material contribution or payment that it is obligated to pay under the terms of any Pension Plan or Multiemployer Plan; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC indicates its intentions to institute, or that it is considering instituting, proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or any Pension Plan of the Borrower or any other member of the ERISA Group becomes subject to the requirement to file information pursuant to Section 4010 of ERISA; or

(k)           The Borrower or any Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any Governmental Authority challenges the validity of any Credit Document or the Borrower’s or a Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof or any security interest purported to be created in any collateral by or under any Security Document shall cease to be a valid and perfected first priority Lien in such collateral, except as expressly contemplated by such Security Document; or

(l)            Any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts, in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any of the transactions contemplated under the Credit Documents; or

(m)          Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), or shall have acquired control, directly or indirectly, of 30% or more of the outstanding shares of common stock of the Borrower; or the Borrower shall own less than 100% of the issued and outstanding capital stock of Bank Subsidiary (except for preferred stock of Bank Subsidiary permitted to be issued hereunder); or, during any period of 24 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (the “Initial Directors”) and any of the directors approved by a majority of the Initial Directors shall cease to constitute a majority of the board of directors of the Borrower; or

(n)           There shall be taken actions (including by way of any written agreement, cease and desist order, or memorandum of understanding or the other actions referred to in Section 5.01(t)(ii)) in respect of the Borrower or Bank Subsidiary made public by any regulator thereof (including any Banking Regulator) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and restrict the ability of the Borrower to repay any amounts outstanding under the Facility; or

(o)           At any time Bank Subsidiary or any Subsidiary subject to regulation requiring that it maintain regulatory capital shall be less than “well capitalized” for the purpose of applicable regulations and such failure shall have continued unremedied for a period of 90 days after any Responsible Officer of the Borrower becomes or should have become aware of such failure; or

(p)           At any time Borrower is subject to regulation requiring that it maintain regulatory capital and the Borrower is less than “adequately capitalized” for the purpose of applicable regulations and such failure shall have continued unremedied for a period of 90 days after any Responsible Officer of the Borrower becomes or should have become aware of such failure;

(q)           Any judicial or regulatory action or proceeding is initiated against the Borrower or any Subsidiary by any regulatory authority (including, without limitation, any Banking Regulator), which has restricted, or could reasonably be expected to restrict, the ability of the Borrower to repay any amounts outstanding under the Facility;

then, and at any time during the continuance of such Event of Default, the Lender may, by written notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Facility and (ii) declare the Loan or any portion thereof then outstanding to be due, whereupon the principal of the Loan so declared to be due, together with accrued interest thereon and any unpaid amounts accrued under the Credit Documents, shall become forthwith due, without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower); provided that, in the case of any Event of Default described in Section 8.01(g) or (h) occurring with respect to the Borrower, the Facility shall automatically and immediately terminate and all principal amounts of the Loan then outstanding, together with accrued interest thereon and any unpaid amounts accrued under the Credit Documents, shall automatically and immediately become due without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower).

ARTICLE IX

The Administrative Agent and Collateral Agent

Section 9.01           The Agency.  The Lender appoints Bank of Scotland as its Administrative Agent hereunder and Collateral Agent hereunder and under the other Credit Documents and irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent and the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, including the exercise of powers delegated to the Administrative Agent and the Collateral Agent, and the Lender hereby and thereby accepts, and the Administrative Agent and the Collateral Agent hereby accept such appointment subject to the terms hereof.  The relationship between the Administrative Agent and the Collateral Agent and the Lender shall be that of agent and principal only and nothing herein shall be construed to constitute the Administrative Agent or the Collateral Agent a trustee or fiduciary for the Lender nor to impose on the Administrative Agent or the Collateral Agent duties or obligations other than those expressly provided for herein.

Section 9.02           The Agent’s Duties.  The Administrative Agent and the Collateral Agent shall promptly forward to the Lender copies, or notify the Lender as to the contents, of all notices received from the Borrower pursuant to the terms of this Agreement or the other Credit Documents and, in the event that the Borrower fails to pay when due the principal of or interest on the Loan, the Administrative Agent shall promptly give notice thereof to the Lender.  As to any other matter not expressly provided for herein or the other Credit Documents, the Administrative Agent and the Collateral Agent shall have no duty to act or refrain from acting with respect to the Borrower, except upon the instructions of the Lender.  The Administrative

Agent and the Collateral Agent shall not be bound by any waiver, amendment, supplement, or modification of this Agreement or the other Credit Documents which changes its duties hereunder and thereunder, unless it shall have given its prior written consent thereto.  The Administrative Agent and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements binding on the Borrower pursuant to any Credit Document nor shall the Administrative Agent and the Collateral Agent be deemed to have knowledge of the occurrence of any Default or Event of Default (other than a failure of the Borrower to pay when due the principal or interest on the Loan), unless it shall have received written notice from the Borrower or the Lender specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.

Section 9.03           Limitation of Liabilities.  The Lender and the Borrower agree that (i) neither the Administrative Agent nor the Collateral Agent nor any of its or their officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or wilful misconduct, (ii) neither the Administrative Agent nor the Collateral Agent nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Administrative Agent, and (iii) the Administrative Agent and the Collateral Agent shall be entitled to rely upon any notice, consent, certificate, statement or other document believed by it to be genuine and correct and to have been signed and/or sent by the proper Persons.

Section 9.04           The Administrative Agent and the Collateral Agent as the Lender.  The Administrative Agent or the Collateral Agent may, without any liability to account, maintain deposits or credit balances for, invest in, lend money to and generally engage in any kind of banking business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were any other borrower and without any duty to account therefor to the Lender.

Section 9.05           Lender Credit Decision.  Neither the Administrative Agent nor the Collateral Agent, nor any of its or their Affiliates, officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Lender as to, (i) the condition, financial or otherwise, of the Borrower or any Subsidiary thereof or the truth of any representation or warranty given or made in this Agreement, or in connection herewith or therewith or (ii) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other Credit Document or any other document or instrument related hereto or thereto.  Except as specifically provided herein, neither the Administrative Agent nor the Collateral Agent nor any of its or their Affiliates, officers or employees shall have any duty or responsibility, either initially or on a continuing basis, to provide the Lender with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Borrower or any of its Subsidiaries, whether such information comes into the Administrative Agent’s or the Collateral Agent’s possession on or before the date hereof or at any time thereafter.  Lender acknowledges that (i) it has, independently and without reliance upon the Administrative Agent or the Collateral Agent, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (ii) all information reviewed by it in its credit analysis or otherwise in connection herewith has been provided solely by or on behalf of the Borrower, and neither the Administrative Agent nor the Collateral Agent has responsibility for such information.  The Lender also acknowledges that it will independently and without reliance upon the Administrative Agent or the Collateral Agent, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document.

Section 9.06           Indemnification.  (a)  The Lender agrees to indemnify the Administrative Agent and Collateral Agent, to the extent not reimbursed by the Borrower, from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or Collateral Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent or Collateral Agent hereunder or thereunder; provided that the Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or Collateral Agent or any of its or their officers or employees.  Without limiting the foregoing, the Lender agrees to reimburse the Administrative Agent and Collateral Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Administrative Agent and Collateral Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent or Collateral Agent is not reimbursed for such expenses by the Borrower.

(b)           Except for action expressly required of the Administrative Agent hereunder or the Collateral Agent hereunder or under any other Credit Document, the Administrative Agent or Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction from the Lender of its indemnification obligations under this Section 9.06 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

(c)           The provisions of this Section 9.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any amount owing under the Facility, the invalidity or unenforceability of any term or provision of any Credit Document, or any investigation made by or on behalf of the Lender.

ARTICLE X

Evidence of Loans; Transfers

Section 10.01         Evidence of Loans.  (a)  The Lender shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of the Borrower to the Lender under the Facility including the amounts of principal and interest payable and paid to the Lender in respect of the Loan.  To the extent requested by the Lender, each Tranche of the Loan advanced under the Facility may be evidenced by one or more Notes, in substantially the form of Exhibit B.

(b)           The Administrative Agent shall maintain, in accordance with its customary and usual practice, (i) a copy of each Assignment and Acceptance delivered to it and (ii) written or electronic records for the recordation of the amount of the Loan and each Tranche outstanding, and the interest rate and the Interest Period applicable thereto, (iii) the amount of any payments received by the Administrative Agent hereunder from the Borrower and (iv) with respect to each Assignment and Acceptance delivered to the Administrative Agent, the name and address of the Assignee, the amount of the Assignee’s commitment and the principal amount owing to such Assignee.  The Administrative Agent’s written records described above shall be available for inspection during ordinary business hours by the Borrower or the Lender or Assignee from time to time upon reasonable prior notice to the Administrative Agent.

(c)           The entries made in the Administrative Agent’s written or electronic records and the foregoing accounts shall be prima facie evidence of the existence and amounts of the indebtedness of the Borrower therein recorded; provided, however, that the failure of the Lender or the Administrative Agent to maintain any such account or such records, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of the Borrower to repay any amount of the Loan actually made by the Lender in accordance with the terms of this Agreement.

(d)           The Borrower’s obligations to repay any amount of the Loan assigned to a Federal Reserve Bank by the Lender shall, to the extent requested by the Lender in order to effect such assignment, be evidenced by one or more Notes, in substantially the form of Exhibit B.  Such Note shall be in the principal amount of the Loan so assigned and stated to mature on the applicable date and bear interest from its date until paid in full on the principal amount of the Loan outstanding thereunder payable at the rates and in the manner provided herein.

Section 10.02         Participations.  The Lender may at any time grant to one or more financial institutions (each, a “Participant”) participating interests in the Facility or any amount of the Loan, with the written consent of the Borrower (which consent shall not be unreasonably withheld); provided that the aforementioned consent of the Borrower shall not be required if there shall have occurred a Default that is continuing or have occurred as an Event of Default that is continuing.  In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, the Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (vi), inclusive, of Section 11.05 without such Participant’s consent.  An assignment or other transfer which is not permitted by Section 10.03 shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 10.02.

Section 10.03         Assignments.  (a) The Lender may at any time assign to one or more financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an instrument, in substantially the form of Exhibit F (an “Assignment and Acceptance”), executed by such Assignee and the Lender, with (and subject to) the signed consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent (which consent shall not be unreasonably withheld); provided that (i) the foregoing consent requirements shall not be applicable in the case of an assignment or other transfer by the Lender to an Affiliate of the Lender or to a Federal Reserve Bank, and (ii) the aforementioned consent of the Borrower shall not be required if there shall have occurred a Default that is continuing or have occurred as an Event of Default that is continuing.  Upon execution and delivery of an Assignment and Acceptance and payment by such Assignee to the Lender of an amount equal to the purchase price agreed between the Lender and such Assignee and payment by the Lender or the Assignee of any agreed upon assignment fee to the

Administrative Agent, such Assignee shall have all the rights and obligations of the Lender as set forth in such Assignment and Acceptance, and the Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(b)           No Assignee of any of the Lender’s rights shall be entitled to receive any greater payment under Section 4.03 or 4.04 than the Lender would have been entitled to receive with respect to the rights transferred.

Section 10.04         Certain Pledges.  Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Federal Reserve Board Regulation A (or any successor provision) or U.S. Treasury Regulation 31 C.F.R. § 203.14 (or any successor provision), and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE XI

Miscellaneous

Section 11.01         APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 11.02         WAIVER OF JURY.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDER EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 11.03         Jurisdiction and Venue; Service of Process.  (a)  The Borrower, the Administrative Agent and the Lender each hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of any Credit Document and to the laying of venue in the Borough of Manhattan, The City of New York.  The Borrower, the Administrative Agent and the Lender each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Borrower agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.07(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto.  The Borrower further agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)           The Borrower waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Section 11.04         Set-off.  The Borrower hereby authorizes the Lender, upon the occurrence of an Event of Default and at any time and from time to time during the continuance thereof, to the fullest extent permitted by law, to setoff and apply any and all deposits (whether general or special, time or demand, provisional or final and in whatever currency) at any time held, and other Indebtedness at any time owing, by the Lender to or for the credit or the account of the Borrower against any of the obligations of the Borrower, now or hereafter existing under any Credit Document, held by the Lender, irrespective of whether the Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of the Lender under this Section 11.04 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.  The Lender, when exercising its rights under this Section 11.04, shall give notice thereof to the Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights; provided that failure to give such notice shall not affect the validity of such exercise.

Section 11.05         Amendments and Waivers.  (a)  Any provision of this Agreement or any other Credit Document (unless otherwise provided in such other Credit Document) may be amended, modified, supplemented or waived, but only by a written amendment or supplement, or written waiver, signed by the Borrower and the Lender (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent), or the Administrative Agent with the consent of the Lender.

(b)           Except to the extent expressly set forth therein, any waiver shall be effective only in the specific instance and for the specific purpose for which such waiver is given.

Section 11.06         Cumulative Rights; No Waiver.  Each and every right granted to the Administrative Agent and the Lender hereunder or under any other Credit Document or any other document delivered in connection herewith, or allowed them by law or equity, shall be cumulative and not exclusive and may be exercised from time to time.  No failure on the part of the Administrative Agent or the Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or the Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 11.07         Notices.  (a)  Any communication, demand or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto.  A communication, demand or notice given pursuant to this Section 11.07 shall be addressed:

If to the Borrower, at

Sterling Financial Corporation
111 North Wall Street
Spokane, WA  99201
Telecopy:  509-624-6233

Attention:  Chief Financial Officer

with a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S.
1100 U.S. Bank Building
422 West Riverside Avenue
Spokane, WA  99201
Telecopy:  509-458-2728

Attention: Andrew J. Schultheis, Esq.

If a Borrowing Request or in connection with any interest payment, then to the Administrative Agent or Collateral Agent at

Bank of Scotland
565 Fifth Avenue
New York, New York  10017
Telecopy:  212-479-2807

Attention:  Shirley Vargas

If any other communication, then to the Administrative Agent or Collateral Agent at

Bank of Scotland
565 Fifth Avenue
New York, New York  10017
Telecopy:  212-479-2807

Attention:  Shirley Vargas

with copy to:

Bank of Scotland
1420 5th Avenue, Suite 1475
Seattle, WA  98101
Telecopy:  206-343-4896

Attention:  Roderic Davis

If to the Lender, at :

Bank of Scotland
1420 5th Avenue, Suite 1475
Seattle, WA  98101
Telecopy:  206-343-4896

Attention:  Roderic Davis

This Section 11.07 shall not apply to notices referred to in Article II of this Agreement, except to the extent set forth therein.

(b)           Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by telecopy.

Section 11.08         Certain Acknowledgments.  The Borrower hereby confirms and acknowledges that (a) neither the Administrative Agent nor the Lender has any fiduciary or similar relationship to the Borrower and that the relationship established by the Credit Documents between the Administrative Agent and the Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor and (b) that no joint venture exists between the Borrower and the Lender.

Section 11.09         Separability.  In case any one or more of the provisions contained in any Credit Document shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein or in any other Credit Document shall not in any way be affected or impaired thereby.

Section 11.10         Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lender and their respective successors and assigns, except that the Borrower may not assign any of its rights hereunder without the prior written consent of the Lender, and any purported assignment by the Borrower without such consent shall be void.

Section 11.11         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

Section 11.12         Confidentiality.  Each of the Administrative Agent and the Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that any Persons to whom such disclosure is made pursuant to Section 11.12(a) or 11.12(d) will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section or (ii) becomes available to the Administrative Agent or the Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or the business of the Borrower and its Subsidiaries, other than any such information that is available to the Administrative Agent or the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information (except as disclosed pursuant to Section 7.01(a)(viii)) is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STERLING FINANCIAL CORPORATION

By:	/s/ William R. Basom
	Name:	William R. Basom
	Title:	Vice President, Treasurer

BANK OF SCOTLAND, as Administrative Agent and Collateral Agent

By:	/s/ Karen Weich
	Name:	Karen Weich
	Title:	Assistant Vice President

BANK OF SCOTLAND, as the Lender

By:	/s/ Karen Weich
	Name:	Karen Weich
	Title:	Assistant Vice President